Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

CITIZENS SOUTH BANKING CORPORATION

AND

PARK STERLING CORPORATION

DATED AS OF MAY 13, 2012

-i-

(continued)

3.15	Investment Securities and Commodities	31
3.16	Loan Portfolio	31
3.17	Property	32
3.18	Intellectual Property	33
3.19	Environmental Liability	33
3.20	Leases	34
3.21	Securitizations	34
3.22	State Takeover Laws	34
3.23	Reorganization; Approvals	34
3.24	Opinion	34
3.25	Target Information	34
3.26	SBLF Dividend Rate	34
3.27	Support Agreements	35
ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF BUYER	35
4.1	Corporate Organization	35
4.2	Capitalization	36
4.3	Authority; No Violation	37
4.4	Consents and Approvals	37
4.5	Reports; Regulatory Matters	38
4.6	Financial Statements	39
4.7	Broker’s Fees	40
4.8	Absence of Certain Changes or Events	40
4.9	Legal Proceedings	40
4.10	Taxes and Tax Returns	41
4.11	Compliance with Applicable Law	41
4.12	Reorganization; Approvals	41
4.13	Risk Management Instruments	41
4.14	Investment Securities and Commodities	42
4.15	Loan Portfolio	42
4.16	Environmental Liability	43

-ii-

(continued)

4.17	Aggregate Cash Consideration	43
4.18	Buyer Information	43
ARTICLE V	COVENANTS RELATING TO CONDUCT OF BUSINESS	43
5.1	Conduct of Target’s Business Before the Effective Time	43
5.2	Target Forbearances	44
5.3	Buyer Forbearances	47
ARTICLE VI	ADDITIONAL AGREEMENTS	47
6.1	Regulatory Matters	47
6.2	Access to Information; Confidentiality	48
6.3	Shareholder Approval	50
6.4	The Nasdaq Global Market Listing	51
6.5	Employee Matters	51
6.6	Indemnification; Directors’ and Officers’ Insurance.	54
6.7	Additional Agreements	55
6.8	Advice of Changes	55
6.9	No Solicitation	55
6.10	Buyer’s Board	58
6.11	[Reserved.]	59
6.12	Reasonable Best Efforts; Cooperation	59
6.13	Section 16 Matters	59
6.14	Certain Buyer Commitments	59
6.15	Buyer Change in Recommendation	60
6.16	FDIC Agreement	60
ARTICLE VII	CONDITIONS PRECEDENT	60
7.1	Conditions to Each Party’s Obligation To Effect the Merger	60
7.2	Conditions to Obligations of Buyer	61
7.3	Conditions to Obligations of Target	62
ARTICLE VIII	TERMINATION AND AMENDMENT	63
8.1	Termination	63
8.2	Effect of Termination	64

-iii-

(continued)

8.3	Fees and Expenses	64
8.4	Amendment	66
8.5	Extension; Waiver	66
ARTICLE IX	GENERAL PROVISIONS	66
9.1	Closing	66
9.2	Standard	67
9.3	Nonsurvival of Representations, Warranties and Agreements	67
9.4	Notices	67
9.5	Interpretation	68
9.6	Counterparts	68
9.7	Entire Agreement	68
9.8	Governing Law; Jurisdiction	69
9.9	Publicity	69
9.10	Assignment; Third-Party Beneficiaries	69
9.11	Enforcement	70

-iv-

Defined Term	Section
Adverse Recommendation Change	6.9(b)
Agreement	Preamble
Alternative Proposal	6.9(a)
Alternative Transaction	6.9(d)
Appraisal Provisions	1.4(g)
Available Target Stock Plan Shares	1.6(e)
Bank Merger	1.10
Benefit Plan	9.10(b)
Buyer	Preamble
Buyer Articles	4.1(b)
Buyer Board	4.3(a)
Buyer Bylaws	4.1(b)
Buyer Capitalization Date	4.2(a)
Buyer Common Stock	1.4(a)
Buyer Confidentiality Agreement	6.2(b)
Buyer Disclosure Schedule	Art. IV
Buyer Loan	4.15(a)
Buyer Preferred Stock	4.2(a)
Buyer Regulatory Agreement	4.5(b)
Buyer Requisite Shareholder Approval	4.3(a)
Buyer Requisite Regulatory Approvals	7.2(d)
Buyer SBLF Preferred Stock	1.4(f)
Buyer SEC Reports	4.5(c)
Buyer Shareholder Meeting	6.3(b)
Buyer Stock Plans	4.2(a)
Buyer Subsidiary	3.1(c)
Cash Consideration	1.4(c)
Cash Conversion Number	1.4(c)
Cash Election	1.4(c)
Cash Election Shares	1.4(c)
Cash Shortfall Number	1.5(a)
CERCLA	3.19
Certificate	1.4(d)
Claim	6.6(a)
Closing	9.1
Closing Date	9.1
COBRA	3.11(c)
Code	Recitals
Confidentiality Agreement	6.2(b)
Converted Restricted Stock Award	1.6(c)
Converted Stock Option	1.6(b)
Covered Employees	6.5(a)
Delaware Certificate of Merger	1.2

-v-

Defined Term	Section
Derivative Transactions	3.14(a)
DGCL	1.1(a)
Dissenting Shareholder	1.4(g)
Dissenting Shares	1.4(g)
Effective Time	1.2
Election	2.1(a)
Election Deadline	2.1(c)
Election Form	2.1(b)
ERISA	3.11(a)
ERISA Affiliate	3.11(a)
ESOP	3.11(s)
Exchange Act	3.5(c)
Exchange Agent	2.1(b)
Exchange Agent Agreement	2.1(b)
Exchange Fund	2.2
Exchange Ratio	1.4(c)
Expense Reimbursement	8.3(b)
FDIC	3.1(b)
Federal Reserve Board	3.4
Form S-4	3.4
Fund	6.14
GAAP	3.1(c)
Governmental Entity	3.4
Grant Date	3.2(e)
Hiawassee Loss-Share Agreement	3.13(c)
HOLA	3.1(b)
Holder	2.1
HSR Act	3.4
Indemnified Parties	6.6(a)
Injunction	7.1(d)
Insurance Amount	6.6(c)
Intellectual Property	3.18
IRS	3.10(a)
knowledge	9.5
Leased Properties	3.17
Letter of Transmittal	2.1(b)
Liens	3.2(b)
Loans	3.16(a)
LTCI Plan	6.5(d)
Material Adverse Effect	3.8(a)
Materially Burdensome Regulatory Condition	6.1(b)
Merger	Recitals

-vi-

Defined Term	Section
Merger Consideration	1.4(c)
NCBCA	1.1(a)
New Horizons Loss-Share Agreement	3.13(c)
Non-Election	2.1(b)
Non-Election Shares	1.4(c)
North Carolina Articles of Merger	1.2
OCC	3.4
Owned Properties	3.17
Party	Preamble
Permitted Encumbrances	3.17
Per Share Amount	1.4(c)
person	9.5
Policies, Practices and Procedures	3.15(b)
Preferred Certificate	1.4(f)
Property Lease	3.20
Proxy Statement	3.4
Real Property	3.17
Regulatory Agencies	3.5(a)
Representative	2.1(b)
Sarbanes-Oxley Act	3.5(c)
SEC	3.4
Section 409(A)	3.11(m)
Securities Act	3.2(a)
Severance Agreement	6.5(f)
SRO	3.4
Stock Consideration	1.4(c)
Stock Election	1.4(c)
Stock Election Shares	1.4(c)
Stock Shortfall Number	1.5(b)
Subsidiary	3.1(c)
Superior Proposal	6.9(d)
Surrender Instructions	2.1(b)
Surviving Corporation	Recitals
Target	Preamble
Target Bank	3.1(b)
Target Benefit Plan	3.11(a)
Target Board	3.3(a)
Target Bylaws	3.1(b)
Target Capitalization Date	3.2(a)
Target Certificate	3.1(b)
Target Common Stock	1.4(b)
Target Contract	3.13(a)
Target Disclosure Schedule	Art. III

-vii-

Defined Term	Section
Target Expense Reimbursement	8.3(c)
Target Preferred Stock	3.2(a)
Target Regulatory Agreement	3.5(b)
Target Requisite Regulatory Approvals	7.3(d)
Target Requisite Shareholder Approval	3.3(a)
Target Restricted Stock	1.6(c)
Target Restricted Stock Award	1.6(c)
Target SBLF Preferred Stock	1.4(f)
Target SEC Reports	3.5(c)
Target Shareholder Meeting	6.3(a)
Target Stock Option	1.6(b)
Target Stock Plan	1.6(a)
Target Subsidiary	3.1(c)
Tax Return	3.10(c)
Tax(es)	3.10(b)
Termination Fee	8.3(b)
Treasury	7.2(i)
Trust Account Common Shares	1.4(b)
Trustee	6.3(d)
Voting Debt	3.2(a)

-viii-

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER is dated as of May 13, 2012 (this “Agreement”), by and between Citizens South Banking Corporation, a Delaware corporation (“Target”), and Park Sterling Corporation, a North Carolina corporation (“Buyer”).  Each of Buyer and Target are referred to herein as a “Party” and, together, as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Target and Buyer have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for in this Agreement in which Target will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Buyer (the “Merger”), so that Buyer is the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Corporation”);

WHEREAS, for federal income Tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended and including the Treasury Regulations promulgated thereunder (the “Code”) and that this Agreement be and hereby is adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code; and

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
THE MERGER

1.1           The Merger.

(a)         Subject to the terms and conditions of this Agreement, in accordance with the North Carolina Business Corporation Act (the “NCBCA”) and the Delaware General Corporation Law (“DGCL”), at the Effective Time Target shall merge with and into Buyer.  Buyer shall be the Surviving Corporation in the Merger and shall continue its corporate existence under the laws of the State of North Carolina.  As of the Effective Time, the separate corporate existence of Target shall cease.

(b)         Buyer may at any time change the method of effecting the combination (including by providing for the merger of Target and a wholly owned subsidiary of Buyer) if and to the extent Buyer deems such change to be desirable; provided, however, that no such change shall (i) alter or change the amount, value or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of Target’s shareholders as a result of receiving the Merger Consideration or the Tax treatment of either Party pursuant to this Agreement or (iii) likely materially impede or delay consummation of the transactions contemplated by this Agreement.

1.2           Effective Time.  The Merger shall become effective as set forth in the articles of merger that shall be filed with the North Carolina Secretary of State (the “North Carolina Articles of Merger”) and the certificate of merger that shall be filed with the Delaware Secretary of State (the “Delaware Certificate of Merger”) on the Closing Date.  The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the North Carolina Articles of Merger and the Delaware Certificate of Merger.

1.3           Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in Section 55-11-06 of the NCBCA and Section 252 of the DGCL.

1.4           Conversion of Target Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Target or the holder of any of the following securities:

(a)         Each share of common stock, par value $1.00 per share, of Buyer (the “Buyer Common Stock”) issued and outstanding immediately before the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

(b)         All shares of common stock, par value $0.01 per share, of Target issued and outstanding immediately before the Effective Time (the “Target Common Stock”) that are owned, directly or indirectly, by Target or Buyer (other than shares of Target Common Stock held in trust accounts (including grantor or rabbi trust accounts), managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, “Trust Account Common Shares”)) shall no longer be outstanding, shall automatically be cancelled and shall cease to exist and no stock of Buyer and no other consideration shall be delivered in exchange therefor.

(c)         Subject to Sections 1.4(e) and 1.5, each share of Target Common Stock, except for shares of Target Common Stock owned by Target or Buyer or any of their respective wholly owned Subsidiaries (other than Trust Account Common Shares), shall be converted, at the election of the holder thereof, in accordance with the procedures set forth in Section 2.1, into the right to receive the following consideration, without interest:

(i)         for each share of Target Common Stock with respect to which an election to receive Buyer Common Stock has been effectively made and not revoked or deemed revoked pursuant to Article II (a “Stock Election”) or with respect to which the Exchange Agent has made an allocation of the right to receive Buyer Common Stock under Section 1.5, that number of fully paid and nonassessable shares of Buyer Common Stock equal to the Exchange Ratio (the “Stock Consideration”) (collectively, the “Stock Election Shares”); the “Exchange Ratio” shall equal 1.4799;

(ii)        for each share of Target Common Stock with respect to which an election to receive cash has been effectively made and not revoked or deemed revoked pursuant to Article II (a “Cash Election”), or with respect to which the Exchange Agent has made an allocation of the right to receive cash under Section 1.5, an amount in cash equal to the Per Share Amount (the “Cash Consideration”) (collectively, the “Cash Election Shares”) (the Cash Consideration together with the Stock Consideration shall be referred to as the “Merger Consideration”); or

(iii)       for each share of Target Common Stock other than shares as to which a Cash Election or a Stock Election has been effectively made and not revoked or deemed revoked pursuant to Article II (collectively, the “Non-Election Shares”), such Stock Consideration or Cash Consideration, each as is determined in accordance with Section 1.5.

(iv)       Notwithstanding anything in this Agreement to the contrary, the total number of shares of Target Common Stock to be converted to Cash Consideration (the “Cash Conversion Number”) shall be equal to the product of (x) 30% and (y) the number of shares of Target Common Stock issued and outstanding immediately before the Effective Time (excluding any shares of Target Common Stock owned by Target or Buyer or any of their respective wholly owned Subsidiaries (other than Trust Account Common Shares)), rounded down to the nearest whole share.

(v)        “Per Share Amount” means $7.00.

(d)         All of the shares of Target Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding, shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Target Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive the Merger Consideration (and, in the case of any fractional shares, cash in lieu thereof), into which the shares of Target Common Stock represented by such Certificate have been converted pursuant to this Section 1.4 and Section 2.3(f), as well as any dividends to which holders of Target Common Stock become entitled in accordance with Section 2.3(c).

(e)         If, between the date hereof and the Effective Time, the outstanding shares of Buyer Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Exchange Ratio.

(f)         Each share of Senior Non-Cumulative Perpetual Preferred Stock, Series C, par value $0.01 per share, of Target (“Target SBLF Preferred Stock”) issued and outstanding immediately before the Effective Time shall be converted into the right to receive a share of Senior Non-Cumulative Perpetual Preferred Stock, Series C, no par value per share, of Buyer (“Buyer SBLF Preferred Stock”). All of the shares of Target SBLF Preferred Stock converted into the right to receive Buyer Preferred Stock pursuant to this Article I shall no longer be outstanding, shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Target SBLF Preferred Stock (each, a “Preferred Certificate”) shall thereafter represent only the right to receive the Buyer SBLF Preferred Stock, into which the shares of Target SBLF Preferred Stock represented by such Preferred Certificate have been converted pursuant to this Section 1.4, as well as any dividends to which holders of Target SBLF Preferred Stock become entitled in accordance with the terms of the Target SBLF Preferred Stock.  Upon surrender to Buyer of the Preferred Certificate(s) following the Effective Time, Buyer shall issue to the holder of such Preferred Certificate(s) one or more certificate(s) representing the shares of Buyer SBLF Preferred Stock into which the shares of Target SBLF Preferred Stock represented by such Preferred Certificate(s) have been converted pursuant to the Merger.

(g)         Notwithstanding anything in this Agreement to the contrary, any shares of Target Common Stock that are outstanding immediately before the Effective Time and that are held by a person (a “Dissenting Shareholder”) who has not voted in favor of, or consented to, the adoption of this Agreement and has complied with all the provisions of the DGCL concerning the right of holders of shares of Target Common Stock to require appraisal of their shares (the “Appraisal Provisions”) of Target Common Stock, to the extent the Appraisal Provisions are applicable, shall not be converted into the right to receive the Merger Consideration, but shall have the right to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to the procedures set forth in Section 262 of the DGCL. If such Dissenting Shareholder withdraws its demand for appraisal or fails to perfect or otherwise loses its right of appraisal, in any case pursuant to the DGCL, each of such Dissenting Shareholder’s shares of Target Common Stock shall thereupon be deemed to be Non-Election Shares for all purposes of this Agreement, unless such Dissenting Shareholder shall have made a timely Cash Election or Stock Election under this Agreement. If any Dissenting Shareholder shall have so failed to perfect or has effectively withdrawn or lost such Dissenting Shareholder’s right to dissent from the Merger after the Election Deadline, each of such Dissenting Shareholder’s shares of Target Common Stock shall thereupon be deemed to have been converted into, and to have become, as of the Effective Time, the right to receive Stock Consideration or Cash Consideration, or a combination thereof, as determined by Buyer in its sole discretion.  Shares of Target Common Stock held by a Dissenting Shareholder that has not withdrawn its demand for appraisal, failed to perfect or has otherwise lost its right of appraisal, in any case pursuant to the DGCL (“Dissenting Shares”) shall be considered Cash Election Shares for purposes of the proration set forth in Section 1.5; provided, however, that Dissenting Shares shall not be converted into the right to receive Stock Consideration as a result of the proration procedures set forth in Section 1.5.  Target shall give Buyer prompt notice of any demands for appraisal of shares of Target Common Stock received by Target, withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL and shall give Buyer the opportunity to participate in all negotiations and proceedings with respect thereto. Target shall not, without the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed), make any payment with respect to, or settle or offer to settle, any such demands.

1.5           Proration.  Within five business days after the Effective Time, Buyer shall cause the Exchange Agent to effect the allocation among the holders of Target Common Stock of rights to receive Buyer Common Stock or cash in the Merger in accordance with the Election Forms as follows:

(a)         Cash Oversubscribed.  If the number of Cash Election Shares (including any Dissenting Shares) exceeds the Cash Conversion Number (the amount by which the number of Cash Election Shares exceeds the Cash Conversion Number being referred to herein as the “Cash Shortfall Number”), then:

(i)         all Stock Election Shares and Non-Election Shares shall be converted into the right to receive the Stock Consideration, and

(ii)        each holder of Cash Election Shares (other than holders of Dissenting Shares) shall receive (1) the Stock Consideration in respect of the number of Cash Election Shares held by such holder multiplied by a fraction, the numerator of which is the Cash Shortfall Number and the denominator of which is the total number of Cash Election Shares less the number of Dissenting Shares and (2) the Cash Consideration in respect of the remaining number of such holder’s Cash Election Shares.

(b)         Cash Undersubscribed.  If the number of Cash Election Shares (including any Dissenting Shares) is less than the Cash Conversion Number (the amount by which the number of Cash Election Shares is less than the Cash Conversion Number being referred to herein as the “Stock Shortfall Number”), then:

(i)         all Cash Election Shares (including Dissenting Shares) shall be converted into the right to receive the Cash Consideration,

(ii)        if the Stock Shortfall Number is less than or equal to the number of Non-Election Shares, all Stock Election Shares shall be converted into the right to receive the Stock Consideration, and each holder of Non-Election Shares shall receive (1) the Cash Consideration in respect of the number of Non-Election Shares held by such holder multiplied by a fraction, the numerator of which is the Stock Shortfall Number and the denominator of which is the total number of Non-Election Shares and (2) the Stock Consideration in respect of the remaining number of such holder’s Non-Election Shares; or

(iii)       if the Stock Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and each holder of Stock Election Shares shall receive (1) the Cash Consideration in respect of the number of Stock Election Shares held by such holder multiplied by a fraction, the numerator of which is the amount by which the Stock Shortfall Number exceeds the number of Non-Election Shares and the denominator of which is the total number of Stock Election Shares and (2) the Stock Consideration in respect of the remaining number of such holder’s Stock Election Shares.

(c)         Cash Subscriptions Sufficient.  If the number of Cash Election Shares (including any Dissenting Shares) is equal to the Cash Conversion Number, then subparagraphs (a) and (b) above shall not apply and all Cash Election Shares (including Dissenting Shares) shall be converted into the right to receive the Cash Consideration and all Stock Election Shares and Non-Election Shares shall be converted into the right to receive the Stock Consideration.

1.6           Stock Options and Other Stock-Based Awards.

(a)         Unless otherwise noted, the provisions of this Section 1.6 pertain to all plans sponsored by Target under which options and other stock-based amounts are awarded, including Target’s 2008 Equity Incentive Plan, 2003 Stock Option Plan, 2003 Recognition and Retention Plan and 1999 Stock Option Plan, all as amended, and the award agreements thereunder (collectively, the “Target Stock Plan”); provided, however, that any accelerated vesting performed pursuant to this Section 1.6 shall only be performed if required by the terms of the Target Stock Plan as in effect on the date hereof without any further action by Target.

(b)         Each stock option issued under a Target Stock Plan (a “Target Stock Option”) or pursuant to any individual equity compensation award agreement, whether vested or unvested, that is outstanding and unexercised immediately before the Effective Time will cease, at the Effective Time, to represent a right to acquire shares of Target Common Stock and will be converted at the Effective Time, without any action on the part of the holder of such Target Stock Option, into an option to purchase Buyer Common Stock (a “Converted Stock Option”), on the same terms and conditions as were applicable under such Target Stock Option (but subject to and taking into account any required acceleration of vesting of such Target Stock Option pursuant to the terms of the Target Stock Plan as in effect on the date hereof without any further action by Target).  The number of shares of Buyer Common Stock subject to each such Converted Stock Option will be equal to the number of shares of Target Common Stock subject to the applicable Target Stock Option multiplied by the Exchange Ratio, rounded down to the nearest whole share of Buyer Common Stock, and such Converted Stock Option will have an exercise price per share (rounded up to the nearest cent) equal to the per share exercise price specified in the applicable Target Stock Option divided by the Exchange Ratio, consistent with the requirements of Section 424(a) of the Code or Treasury Regulation Section 1.409A-1(b)(5)(v)(D), as applicable.

(c)         At the Effective Time, if the terms of the Target Stock Plan or the Target Restricted Stock Award so provide, each share of restricted Target Common Stock issued pursuant to the Target Stock Plan (“Target Restricted Stock”) that is outstanding immediately before the Effective Time shall vest in full and the restrictions thereon shall lapse, and, as of the Effective Time, each share of Target Common Stock that was formerly Target Restricted Stock shall be entitled to receive the Merger Consideration in accordance with Section 1.4; provided, however, that, upon the lapsing of restrictions with respect to each share of Target Restricted Stock, Target shall be entitled to deduct and withhold such amounts as may be required to be deducted and withheld under the Code and any applicable state or local Tax laws with respect to the lapsing of such restrictions.  At the Effective Time, each award of Target Restricted Stock granted under the Target Stock Plan or pursuant to any individual equity compensation award agreement (a “Target Restricted Stock Award”) that is outstanding immediately before the Effective Time and that does not become vested pursuant to the preceding sentence will cease, at the Effective Time, to represent a right with respect to shares of Target Common Stock and will be converted at the Effective Time, without any action on the part of the holder of such Target Restricted Stock Award, to shares of Buyer Common Stock (each, a “Converted Restricted Stock Award”), on the same terms and conditions as were applicable under the Target Restricted Stock Award. The number of shares of Buyer Common Stock subject to each such Converted Restricted Stock Award will equal the number of shares of Target Common Stock subject to the applicable Target Restricted Stock Award multiplied by the Exchange Ratio, rounded to the nearest whole share of Buyer Common Stock.

(d)         At the Effective Time, Buyer will assume all the obligations of Target under the Target Stock Plan, each outstanding Converted Stock Option and Converted Restricted Stock Award and any agreements evidencing the grants thereof.  As soon as practicable after the Effective Time, Buyer will deliver to the holders of Converted Stock Options and Converted Restricted Stock Awards any required notices setting forth such holders’ rights pursuant to the relevant Target Stock Plan and award documents and stating that such Converted Stock Options and Converted Restricted Stock Awards have been assumed by Buyer and will continue in effect on the same terms and conditions, subject to the adjustments required by this Section 1.6 after giving effect to the Merger and the terms of the relevant Target Stock Plan or individual agreements pursuant to which such awards were granted.

(e)         Following the Effective Time, Buyer may in its discretion maintain the Target Stock Plan in accordance with Nasdaq rules, except that (i) all equity or equity-based awards issued by Buyer pursuant to the Target Stock Plan following the Effective Time will be awards in respect of Buyer Common Stock, (ii) all references to Target (other than any references relating to a “change in control,” “change of control” or terms of similar import of Target) in each Target Stock Plan and in each award agreement thereunder will be deemed to refer to Buyer, unless Buyer determines otherwise, and (iii) the number of shares of Buyer Common Stock available for future issuance pursuant to each Target Stock Plan following the Effective Time (the “Available Target Stock Plan Shares”) will equal the number of shares of Target Common Stock so available immediately before the Effective Time multiplied by the Exchange Ratio, rounded to the nearest whole share of Buyer Common Stock.

(f)         Before the Effective Time, Target shall take all necessary action for the adjustment of Target Stock Options and Target Restricted Stock Awards under this Section 1.6.  Before the Effective Time, Buyer shall reserve for future issuance a number of shares of Buyer Common Stock at least equal to the number of shares of Buyer Common Stock that will be subject to Converted Stock Options and Converted Restricted Stock Awards as a result of the actions contemplated by this Section 1.6, plus the number of Available Target Stock Plan Shares in the event that Buyer maintains the Target Stock Plans as contemplated by Section 1.6(d).  As soon as practicable following the Effective Time, Buyer will file a registration statement on Form S-8 (or other applicable form) with respect to the shares of Buyer Common Stock subject to such Converted Stock Options and Converted Restricted Stock Awards and will maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Converted Stock Options and Converted Restricted Stock Awards remain outstanding.

1.7           Articles of Incorporation of Buyer.  At the Effective Time, the Buyer Articles shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.8           Bylaws of Buyer.  At the Effective Time, the Buyer Bylaws shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.9           Tax Consequences.  It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

1.10         Bank Merger.  As soon as practicable following the Effective Time, it is anticipated that Target Bank will merge with and into and Buyer’s bank subsidiary (the “Bank Merger”). Pursuant to the Bank Merger, the separate corporate existence of Target Bank shall cease and Buyer’s bank subsidiary shall be the surviving corporation and continue its corporate existence under the laws of the state of North Carolina.

ARTICLE II
DELIVERY OF MERGER CONSIDERATION

2.1           Election Procedures.  Each holder of record of shares of Target Common Stock (“Holder”) shall have the right, subject to the limitations set forth in this Article II, to submit an election in accordance with the following procedures:

(a)         Each Holder may specify in a request made in accordance with the provisions of this Section 2.1 (each, an “Election”) (i) the number of shares of Target Common Stock owned by such Holder with respect to which such Holder desires to make a Stock Election and (ii) the number of shares of Target Common Stock owned by such Holder with respect to which such Holder desires to make a Cash Election.

(b)         Before the Effective Time, Buyer shall appoint First-Citizens Bank &  Trust Company, pursuant to an agreement (the “Exchange Agent Agreement”), to act as exchange agent (the “Exchange Agent”) hereunder.  Buyer shall prepare an election form and other appropriate and customary transmittal materials, including a Letter of Transmittal and Surrender Instruction (each defined below), in a form reasonably acceptable to Target  (the “Election Form”), which shall be mailed no more than 40 business days and no less than 20 business days before the anticipated Effective Time or on such earlier date as Target and Buyer shall mutually agree to each Holder as of five business days before the date of such mailing.  Each Election Form shall permit such Holder, subject to the allocation and election procedures set forth in this Section 2.1, to (i) elect to receive the Cash Consideration for all of the shares of Target Common Stock held by such Holder in accordance with Section 1.4(c), (ii) elect to receive the Stock Consideration for all of such shares in accordance with Section 1.4(c), (iii) elect to receive the Stock Consideration for a part of such Holder’s Target Common Stock and the Cash Consideration for the remaining part of such Holder’s Target Common Stock or (iv) indicate that such Holder has no preference as to the receipt of cash or Buyer Common Stock for such shares (a “Non-Election”).  A Holder who holds such shares as nominee, trustee or in another representative capacity (a “Representative”) may submit multiple Election Forms, provided, that each such Election Form covers all of the shares of Target Common Stock held by such Representative for a particular beneficial owner.  Any shares of Target Common Stock with respect to which the Holder thereof has not, as of the Election Deadline, made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed Non-Election Shares.  As used in this Agreement, “Letter of Transmittal” means a letter of transmittal to the Exchange Agent, which shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement and which shall specify that delivery of Certificate(s) shall be effected, and risk of loss and title to Certificate(s) shall pass, only upon delivery of such Certificate(s) (or customary affidavits of loss in lieu of such Certificate(s) and indemnification regarding the loss or destruction of such Certificate(s)). As used in this Agreement, “Surrender Instructions” means instructions for use in surrendering Certificate(s) (or customary affidavits of loss in lieu of such Certificates and indemnification regarding the loss or destruction of such Certificates) in exchange for the Merger Consideration and any cash in lieu of fractional shares of Buyer Common Stock to be issued or paid in consideration therefor in accordance with Section 2.3(f) upon surrender of such Certificate and any dividends or distributions to which the holder is entitled pursuant to Section 2.3(c).

(c)         To be effective, a properly completed Election Form shall be submitted to the Exchange Agent no later than 5:00 p.m., Charlotte, North Carolina time, on the later of (i) the date of the Target Shareholder Meeting or (ii) the date that Buyer and Target agree is as near as practicable to five business days before the anticipated Effective Time (or such other time and date as Buyer and Target may mutually agree as set forth in the Election Form) (the “Election Deadline”).  Buyer shall use all reasonable efforts to make available as promptly as possible an Election Form to any Holder who requests such Election Form following the initial mailing of the Election Forms and before the Election Deadline.  Target shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.  An Election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline.  If a Holder either (x) does not submit a properly completed Election Form in a timely fashion or (y) revokes its Election Form before the Election Deadline (without later submitting a properly completed Election Form before the Election Deadline), the shares of Target Common Stock held by such Holder shall be designated as Non-Election Shares.  Any Holder may revoke or change his or her Election by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or before the Election Deadline.  Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have discretion to determine when any Election, modification or revocation is received and whether any such Election, modification or revocation has been properly made.

2.2           Deposit of Merger Consideration.  At or before the Effective Time, Buyer shall deposit, or shall cause to be deposited, with the Exchange Agent (a) certificates or evidence of Buyer shares in book-entry form representing the number of shares of Buyer Common Stock sufficient to deliver, and Buyer shall instruct the Exchange Agent to timely deliver, the aggregate Stock Consideration, and (b) immediately available funds equal to the aggregate Cash Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.3(f)) (collectively, the “Exchange Fund”) and Buyer shall instruct the Exchange Agent to timely pay the Cash Consideration, and such cash in lieu of fractional shares, in accordance with this Agreement.

2.3           Delivery of Merger Consideration.

(a)         As soon as reasonably practicable after the date the Exchange Agent has effected the allocation of Merger Consideration pursuant to Section 1.5, but in no event later than five business days after such date, the Exchange Agent shall mail to each holder of record of Certificate(s) that immediately before the Effective Time represented outstanding shares of Target Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.4 and any cash in lieu of fractional shares of Buyer Common Stock to be issued or paid in consideration therefor pursuant to Section 2.3(f) a Letter of Transmittal and Surrender Instructions; provided, however, that the foregoing shall not apply with respect to any holder of record of Certificate(s) who, before the Election Deadline, surrendered to the Exchange Agent such Certificate(s), accompanied by a properly completed Letter of Transmittal.

(b)         Upon surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Letter of Transmittal, a holder of Target Common Stock will be entitled to receive promptly after the Effective Time the Merger Consideration (with the aggregate Cash Consideration paid to each such holder rounded to the nearest whole cent) and any cash in lieu of fractional shares of Buyer Common Stock to be issued or paid in consideration therefor (with such cash rounded to the nearest whole cent) in respect of the shares of Target Common Stock represented by its Certificate or Certificates.  Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive the Merger Consideration and any cash in lieu of fractional shares of Buyer Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II.

(c)         No dividends or other distributions, if any, payable with respect to Buyer Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Buyer Common Stock represented thereby, in each case until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions, if any, with a record date after the Effective Time theretofore payable with respect to the whole shares of Buyer Common Stock represented by such Certificate and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions, if any, payable with respect to shares of Buyer Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Buyer Common Stock issuable with respect to such Certificate.

(d)         In the event of a transfer of ownership of a Certificate representing Target Common Stock that is not registered in the stock transfer records of Target, the proper amount of cash and/or shares of Buyer Common Stock shall be paid or issued in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Target Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of Buyer that the Tax has been paid or is not applicable.  The Exchange Agent (or, subsequent to the first anniversary of the Effective Time, Buyer) shall be entitled to deduct and withhold from the cash portion of the Merger Consideration and any cash in lieu of fractional shares of Buyer Common Stock otherwise payable pursuant to this Agreement to any holder of Target Common Stock such amounts as the Exchange Agent or Buyer, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment.  To the extent the amounts are so withheld by the Exchange Agent or Buyer, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder of shares of Target Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Buyer, as the case may be.

(e)         After the Effective Time, there shall be no transfers on the stock transfer books of Target of the shares of Target Common Stock that were issued and outstanding immediately before the Effective Time other than to settle transfers of Target Common Stock that occurred before the Effective Time.  If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration and any cash in lieu of fractional shares of Buyer Common Stock to be issued or paid in consideration therefor in accordance with the procedures set forth in this Article II.

(f)         Notwithstanding anything to the contrary contained in this Agreement, no certificates or scrip representing fractional shares of Buyer Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Buyer Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Buyer.  In lieu of the issuance of any such fractional share, Buyer shall pay to each former shareholder of Target who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest whole cent) determined by multiplying (i) the Per Share Amount by (ii) the fraction of a share (after taking into account all shares of Target Common Stock held by such holder at the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of Buyer Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4.

(g)         Any portion of the Exchange Fund that remains unclaimed by the shareholders of Target as of the first anniversary of the Effective Time shall be paid to Buyer; provided, however, that Buyer shall comply with any applicable state escheat laws related to any such unclaimed portion of the Exchange Fund.  In such event, any former shareholders of Target who have not theretofore complied with this Article II shall thereafter look only to Buyer with respect to the Merger Consideration, any cash in lieu of any fractional shares and any unpaid dividends and distributions on the Buyer Common Stock deliverable in respect of each share of Target Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Buyer, Target, the Exchange Agent or any other person shall be liable to any former holder of shares of Target Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h)         If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Buyer or the Exchange Agent, the posting by such person of a bond in such amount as Buyer may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF TARGET

Except as disclosed in the disclosure schedule (the “Target Disclosure Schedule”) delivered by Target to Buyer before the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III, or to one or more of Target’s covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary, (i) no such item is required to be set forth in such schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 9.2, (ii) the mere inclusion of an item in such schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect on Target) and (iii) for purposes of the Target Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule, Target hereby represents and warrants to Buyer as follows:

3.1           Corporate Organization.

(a)         Target is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  Target has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

(b)         Target is duly registered as a savings and loan holding company under the Home Owners Loan Act, as amended (the “HOLA”).  True, complete and correct copies of the Certificate of Incorporation of Target, as amended (the “Target Certificate”), and the Bylaws of Target (the “Target Bylaws”), as in effect as of the date of this Agreement, have previously been made available to Buyer.  Target Bank (“Target Bank”) is a savings bank duly organized, validly existing and in good standing under federal law. The deposits of Target Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection  therewith have been paid when due.  Target Bank is a member in good standing of the Federal Home Loan Bank of Atlanta and owns the requisite amount of stock therein.

(c)         Each of Target’s Subsidiaries (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and (iii) has all requisite corporate power or other power and authority to own or lease its properties and assets and to carry on its business as now conducted. The articles of incorporation, bylaws and similar governing documents of each Target Subsidiary, copies of which have previously been made available to Buyer, are true, complete and correct copies of such documents as of the date of this Agreement. As used in this Agreement, the word “Subsidiary”, when used with respect to either Party, means any bank, corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, that is consolidated with such Party for financial reporting purposes under U.S. generally accepted accounting principles (“GAAP”), and the terms “Target Subsidiary” and “Buyer Subsidiary” shall mean any direct or indirect Subsidiary of Target or Buyer, respectively.

3.2           Capitalization.

(a)         The authorized capital stock of Target consists of 20,000,000 shares of Target Common Stock, of which, as of the date of this Agreement (the “Target Capitalization Date”), 11,506,324 shares were issued and outstanding, including 529,513 shares of Target Restricted Stock (of which 67,403 are unvested), and 1,000,000 shares of preferred stock, $0.01 par value (the “Target Preferred Stock”), of which, as of the Target Capitalization Date, 20,500 shares were issued and outstanding.  As of the Target Capitalization Date, no shares of Target Common Stock or Target Preferred Stock were reserved for issuance, except for 715,775 shares of Target Common Stock underlying options currently outstanding and 71,100 shares of Target Common Stock available in connection with future grants of stock options, in each case reserved for issuance pursuant to the Target Stock Plan. All of the issued and outstanding shares of Target Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.  As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of Target having the right to vote on any matters on which its shareholders may vote (“Voting Debt”) are issued or outstanding.  As of the date of this Agreement, except (i) pursuant to this Agreement or (ii) with respect to the Target Stock Plan as set forth herein, Target does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of, or the payment of any amount based on, any shares of Target Common Stock, Target Preferred Stock, Voting Debt or any other equity securities of Target or any securities representing the right to purchase or otherwise receive any shares of Target Common Stock, Target Preferred Stock, Voting Debt or other equity securities of Target.  As of the date of this Agreement, and except as set forth in Section 3.2(a) of the Target Disclosure Schedule, there are no contractual obligations of Target or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of Target or any equity security of Target or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Target or its Subsidiaries or (ii) pursuant to which Target or any of its Subsidiaries is or could be required to register shares of Target capital stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”).  Other than as set forth on Section 3.2(a) of the Target Disclosure Schedule, no options or other equity-based awards are outstanding as of the Target Capitalization Date.  Except as set forth on Section 3.2(a) of the Target Disclosure Schedule or in the Target SEC Reports, since December 31, 2011 through the date hereof, Target has not issued or repurchased any shares of Target Common Stock, Voting Debt or other equity securities of Target.

(b)         Section 3.2(b) of the Target Disclosure Schedule sets forth each Subsidiary of Target.  All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Target are owned by Target, directly or indirectly, free and clear of any material liens, pledges, charges and security interests and similar encumbrances (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (subject to 12 U.S.C. § 55) and free of preemptive rights. No such Target Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(c)         Section 3.2(c) of the Target Disclosure Schedule sets forth Target’s and its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any person other than a Subsidiary of Target, where such ownership interest is equal to or greater than five percent of the total ownership interest of such person.

(d)         Section 3.2(d) of the Target Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of: (i) the number of shares of Target Common Stock issued under the Target Stock Plan, the number of shares of Target Common Stock subject to outstanding awards granted under the Target Stock Plan and the number of shares of Target Common Stock reserved for future issuance under the Target Stock Plan; (ii) all outstanding awards granted under the Target Stock Plan, indicating with respect to each such award the name of the holder thereof, the number of shares of Target Common Stock subject to such award and, to the extent applicable, the exercise price, the date of grant and the vesting schedule; and (iii) all outstanding warrants, indicating with respect to each such warrant the name of the holder thereof, the number and type of shares of Target Common Stock subject to such warrant and the exercise price thereof.  Target has provided to Buyer complete and accurate copy of the Target Stock Plan and the forms of all award agreements related thereto and copies of all warrants.  No person holds any option to purchase Target Common Stock or has units or other awards outstanding under any stock-option or other equity-based plan, program or arrangement sponsored by Target or any of its Subsidiaries other than the Target Stock Plan.

(e)         (i)  Each Target Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (ii) each grant of a Target Stock Option was duly authorized no later than the date on which the grant of such Target Stock Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Target Board of Directors (or a duly constituted and authorized committee thereof), or a duly authorized delegate thereof, and any required shareholder approval by the necessary number of votes or written consents, and the award agreement governing such grant, if any, was duly executed and delivered, (iii) each such grant was made in accordance with the terms of the applicable Target Stock Plan and all other applicable laws, (iv) the per share exercise price of each Target Stock Option was not less than the fair market value of a share of Target Common Stock on the applicable Grant Date and (v) each such grant was properly accounted for in all material respects in accordance with GAAP in Target’s financial statements.  All grants of Target Stock Options were registered under the Securities Act or qualified on the Grant Date for exemption from registration under the Securities Act and other applicable laws (including state “blue sky” laws).

3.3           Authority; No Violation.

(a)         Target has requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously approved by the Board of Directors of Target (the “Target Board”).  The Target Board has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Target and its shareholders, has adopted resolutions approving this Agreement and the transactions contemplated hereby, has directed that the Agreement be submitted to Target’s shareholders for consideration at a duly held meeting of such shareholders and has recommended that Target’s shareholders vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby.  Except for the approval of this Agreement by the affirmative vote of the holders of the majority of the outstanding shares of Target Common Stock entitled to vote at such meeting (the “Target Requisite Shareholder Approval”), no other corporate proceedings on the part of Target are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Target and (assuming due authorization, execution and delivery by Buyer) constitutes the valid and binding obligation of Target, enforceable against Target in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally or by 12 U.S.C. Section 1818(b)(6)(D) (or any successor statute) and any bank regulatory powers and subject to general principles of equity whether applied in a court of law or a court of equity).

(b)         Neither the execution and delivery of this Agreement by Target nor the consummation by Target of the transactions contemplated hereby, nor compliance by Target with any of the terms or provisions of this Agreement, will (i) violate any provision of the Target Certificate or the Target Bylaws or (ii) assuming that the Target Requisite Shareholder Approval and the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction applicable to Target, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Target or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Target or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

3.4           Consents and Approvals.  Except for (a) the filing of applications and notices, as applicable, receipt of approvals or no objections from, and the expiration of waiting periods required by, any agency or department of any federal or state government having supervisory jurisdiction over the parties and the transactions contemplated by this Agreement, including the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), the FDIC, the Office of the Comptroller of the Currency (“OCC”) and the Office of the Commissioner of Banks of the State of North Carolina, (b) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form relating to the Buyer Shareholder Meeting and the Target Shareholder Meeting to be held in connection with this Agreement and the transactions contemplated by this Agreement (the “Proxy Statement”) and of a registration statement on Form S-4 (the “Form S-4”) in which the Proxy Statement will be included as a joint proxy statement/prospectus, and declaration of effectiveness of the Form S-4 under the Securities Act, (c) the filing of the North Carolina Articles of Merger with the North Carolina Secretary of State pursuant to the NCBCA, the Delaware Certificate of Merger pursuant to the DGCL and Articles of Combination with the OCC pursuant to the HOLA, (d) receipt of any approvals, nonobjections or declarations of effectiveness (if any) required by the Federal Reserve Board and/or the OCC with respect to the Form S-4, the Proxy Statement and related proxy solicitation materials, (e) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable industry self-regulatory organization (“SRO”), and the rules and regulations of The Nasdaq Global Market, or that are required under consumer finance, mortgage banking and other similar laws, and (f) notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), if any, no consents or approvals of or filings or registrations with any federal or state court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization (each, a “Governmental Entity”) are necessary in connection with the consummation by Target of the Merger and the other transactions contemplated by this Agreement, including the Bank Merger.  No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Target of this Agreement.

3.5           Reports; Regulatory Matters.

(a)         Target and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2009 with (i) the Federal Reserve Board, (ii) the FDIC, (iii) the Office of Thrift Supervision, (iv) the OCC, (v) any state insurance commission or other state regulatory authority, (vi) any foreign regulatory authority, (vii) any SRO and (viii) the SEC (collectively, “Regulatory Agencies”) and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2009, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, foreign entity or Regulatory Agency or Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency or Governmental Entity in the ordinary course of the business of Target and its Subsidiaries, no Regulatory Agency or Governmental Entity has initiated since January 1, 2009 or has pending any proceeding, enforcement action or, to the knowledge of Target, investigation into the business, disclosures or operations of Target or any of its Subsidiaries. Target and its Subsidiaries have complied in all material respects with, and there is no unresolved violation, criticism, comment or exception by any Regulatory Agency or Governmental Entity with respect to, any report or statement relating to any examinations or inspections of Target or any of its Subsidiaries.

(b)         Except as set forth on Section 3.5(b) of the Target Disclosure Schedule, neither Target nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2009 a recipient of any supervisory letter from, or since January 1, 2009 has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated savings and loan holding companies or their subsidiaries (each item in this sentence, a “Target Regulatory Agreement”), nor has Target or any of its Subsidiaries been advised since January 1, 2009 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Target Regulatory Agreement.  To the knowledge of Target, there has not been any event or occurrence since January 1, 2009 that would result in a determination that Target Bank is not “well capitalized” as a matter of U.S. federal banking law.

(c)         Each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Target since January 1, 2009, pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and before the date of this Agreement (the “Target SEC Reports”), at the time filed or furnished (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), did not contain any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Target SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.  Target’s principal executive officer and principal financial officer have made the certifications required under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the rules and regulations of the Exchange Act thereunder to the extent such rules or regulations applied at the time of filing.  For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.  Such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither Target nor any of its officers has received notice from any Regulatory Agency questioning or challenging the accuracy, completeness, content, form or manner of filing or submission of such certifications.

3.6           Financial Statements.

(a)         The financial statements of Target and its Subsidiaries included (or incorporated by reference) in the Target SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Target and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Target and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Target and its Subsidiaries have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions. Cherry, Bekaert & Holland, L.L.P. has served as independent registered public accountant for Target for all periods covered in the Target SEC Reports; such firm has not resigned or been dismissed as independent public accountants of Target as a result of or in connection with any disagreements with Target on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)         Neither Target nor any of its Subsidiaries has any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of Target included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2011 or (iii) liabilities incurred since December 31, 2011 in connection with this Agreement and the transactions contemplated hereby.

(c)         Since December 31, 2011, (i) through the date hereof, neither Target nor any of its Subsidiaries nor, to the knowledge of the officers of Target, any director, officer, employee, auditor, accountant or representative of Target or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Target or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Target or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Target or any of its Subsidiaries, whether or not employed by Target or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Target or any of its officers, directors, employees or agents to the Target Board or any committee thereof or to any director or officer of Target.

3.7           Broker’s Fees.  Neither Target nor any Target Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than as set forth on Section 3.7 of the Target Disclosure Schedule and pursuant to letter agreements, true, complete and correct copies of which have been previously delivered to Buyer.

3.8           Absence of Certain Changes or Events.

(a)         Except as set forth in the Target SEC Reports, since December 31, 2011, no event has occurred that has had or is reasonably likely to have, either individually or in the aggregate with all other events, a Material Adverse Effect on Target. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Buyer, Target or the Surviving Corporation, as the case may be, any fact, event, change, condition, development, circumstance or effect that, individually or in the aggregate, (i) is or would be reasonably likely to be material and adverse to the business, assets, liabilities, properties, results of operations, financial condition or management team of such Party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), a Material Adverse Effect shall not be deemed to include any adverse event, change or effect to the extent arising from (A) changes, after the date hereof, in GAAP or regulatory accounting requirements applicable to banks or savings associations and their holding companies, generally, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to banks or savings associations and their holding companies, generally, or interpretations thereof by courts or Governmental Entities, in each case except to the extent such Party is affected in a disproportionate manner as compared to other community banks in the southeastern United States, (C) changes, after the date hereof, in global or national political conditions (including the outbreak of war or acts of terrorism) or in general economic or market conditions affecting banks, savings associations or their holding companies generally, in each case except to the extent such Party is affected in a disproportionate manner as compared to other community banks in the southeastern United States, (D) the direct effects of negotiating, entering into and compliance with this Agreement, or fees and expenses incurred in connection with negotiating, entering into and compliance with this Agreement, or actions or omissions taken with the prior written consent of the other party, on the operating performance of Target and its Subsidiaries), or (E) changes in the value of a securities or loan portfolio, or any change in the value of deposits, borrowings or loan servicing rights resulting from a change in interest rates generally, or (ii) materially impairs or would be reasonably likely to materially impair the ability of such Party to timely consummate the transactions contemplated by this Agreement.

(b)         Since December 31, 2011 through and including the date of this Agreement, Target and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.

(c)         Except as set forth on Section 3.8(c) of the Target Disclosure Schedule, since December 31, 2011, neither Target nor any of its Subsidiaries has (i) except for (A) normal increases for employees (other than officers subject to the reporting requirements of Section 16(a) of the Exchange Act) made in the ordinary course of business consistent with past practice or (B) as required by applicable law or pre-existing contractual obligations, increased the wages, salaries, compensation, bonus opportunities (whether annual or long-term, or in the form of cash or property) pension, nonqualified deferred compensation or other fringe benefits or perquisites payable to any current, former or retired executive officer, employee, consultant, independent contractor, other service provider or director from the amount thereof in effect as of December 31, 2011, granted any severance, retirement or termination pay, entered into any contract to make or grant any severance, retirement or termination pay (in each case, except as required under the terms of agreements or severance plans listed on Section 3.11(a) of the Target Disclosure Schedule, as in effect as of the date hereof), or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice, (ii) granted, amended, accelerated, modified or terminated any stock appreciation rights or options to purchase shares of Target Common Stock, any restricted, performance or fully vested shares of Target Common Stock, any phantom or restricted stock units, or any right to acquire any shares of its capital stock with respect to any current, former or retired executive officer, director, consultant, independent contractor or other service provider or employee, (iii) changed any accounting methods, principles or practices of Target or its Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy, (iv) suffered any strike, work stoppage, slow-down or other labor disturbance, (v) adopted, amended, modified or terminated any Target Benefit Plan, except as required by applicable laws or (vi) hired, terminated, promoted or demoted any employee, consultant, independent contractor, executive officer, director or other service provider (other than in the ordinary course of business and consistent with past practice).

3.9           Legal Proceedings.

(a)         Except as disclosed on Section 3.9(a) of the Target Disclosure Schedule, neither Target nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Target’s knowledge, threatened, material legal, administrative, arbitral or other material proceedings, claims, actions or governmental or regulatory investigations of any nature against Target or any of its Subsidiaries, or otherwise challenging the validity or propriety of the transactions contemplated by this Agreement, including the Bank Merger. None of the proceedings, claims, actions or governmental or regulatory investigations set forth on Section 3.9(a) of the Target Disclosure Schedule would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Target.

(b)         There is no Injunction, judgment or regulatory restriction (other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries) imposed upon Target, any of its Subsidiaries or the assets of Target or any of its Subsidiaries.

3.10         Taxes and Tax Returns.

(a)         Each of Target and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns required to be filed by it on or before the date of this Agreement (all such returns being accurate and complete in all material respects), has paid all Taxes shown thereon as arising and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities (including, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against.  Target and its Subsidiaries are not subject to examination or audit by the Internal Revenue Service (“IRS”).  There are no material disputes pending, or claims asserted, for Taxes or assessments upon Target or any of its Subsidiaries for which Target does not have reserves that are adequate under GAAP. Neither Target nor any of its Subsidiaries is a party to or is bound by any Tax-sharing, -allocation or -indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Target and its Subsidiaries). Within the past five years, neither Target nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code. Neither Target nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted by Target or any of its Subsidiaries. Neither Target nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).  Neither Target nor any of its Subsidiaries has taken or agreed to take any action or is aware of any fact or circumstance that would prevent, or would be reasonably likely to prevent, the Merger from qualifying as a reorganization under Section 368(a) of the Code.

(b)         As used in this Agreement, the term “Tax” or “Taxes” means (i) all federal, state, local and foreign income, bank, estimated, excise, gross receipts, gross income, ad valorem, profits, gains, property, escheat, unclaimed property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup-withholding, value-added and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon and (ii) any liability for Taxes described in clause (i) above under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law).

(c)         As used in this Agreement, the term “Tax Return” means a report, return or other information (including any amendments) required to be supplied to a Governmental Entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes Target or any of its Subsidiaries.

3.11         Employee Matters.

(a)         Section 3.11(a) of the Target Disclosure Schedule sets forth a true, complete and correct list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended and including the regulations promulgated thereunder (“ERISA”), whether or not written or unwritten, as well as each employee or director benefit or compensation plan, arrangement or agreement (whether written or unwritten) and each employment, consulting, bonus, supplemental income, collective-bargaining, incentive or deferred compensation, vacation, stock purchase, stock option or other equity-based, severance, termination, retention, change-in-control, profit-sharing, fringe benefit, workers’ compensation, voluntary employees’ beneficiary association, health, welfare, accident, sickness, death benefit, hospitalization, insurance, personnel policy, disability benefit or other similar plan, program, agreement, arrangement or commitment (whether written or unwritten) for the benefit of any current, former or retired employee, consultant, independent contractor, other service provider or director of Target or any of its ERISA Affiliates (as defined herein) entered into, maintained or contributed to by Target or any of its ERISA Affiliates or to which Target or any of its ERISA Affiliates is obligated to contribute (such plans, programs, agreements, arrangements and commitments, collectively, the “Target Benefit Plans”).  For purposes of this Agreement, the term “ERISA Affiliate” means any entity that is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code) or (iv) a “controlled group” within the meaning of Section 4001 of ERISA, any of which includes Target or any of its Subsidiaries.  No other Target Benefit Plan exists.

(b)         With respect to each Target Benefit Plan, Target has made available to Buyer true, complete and correct copies of the following (as applicable):  (i) the written document evidencing such Target Benefit Plan or, with respect to any such plan that is not in writing, a written description thereof; (ii) any summary plan description; (iii) any related trust agreements, insurance contracts or documents of any other funding arrangements; (iv) all amendments, modifications or supplements to any such document; (v) the two most recent actuarial reports; (vi) the most recent determination letter from the IRS; (vii) the three most recent Forms 5500 required to have been filed with the IRS, including all schedules thereto; and (viii) any notices to or from the IRS or any office or representative of the Department of Labor or any other Governmental Entity relating to any compliance issues in respect of any such Target Benefit Plan.

(c)         With respect to each Target Benefit Plan and except as set forth on Section 3.11(c) of the Target Disclosure Schedule:

(i)         each Target Benefit Plan is being and has been administered in all material respects in accordance with ERISA, the Code and all other applicable laws and in all material respects in accordance with its governing documents, and all material obligations, whether arising by operation of law or by contract, required to be performed with respect to each Target Benefit Plan have been timely performed, and there have been no material defaults, omissions or violations by any party with respect to any Target Benefit Plan, and each Target Benefit Plan;

(ii)        each Target Benefit Plan that is intended to be “qualified” under Section 401 of the Code is so qualified and has received a favorable determination letter from the IRS to such effect and, to the knowledge of Target, no fact, circumstance or event has occurred since the date of such determination letter or exists that would reasonably be expected to adversely affect the qualified status of any such Target Benefit Plan;

(iii)       either an application for a new determination letter was filed by the end of such Target Benefit Plan’s applicable remedial amendment cycle (as determined in accordance with applicable IRS guidance) or the deadline for filing such an application has not yet arrived and all requirements for relying on such extended filing date have been satisfied;

(iv)       each Target Benefit Plan that is an “employee pension benefit plan” as defined in Section 3(2)(A) of ERISA and is not qualified under Code Section 401(a) is exempt from Part 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation or life insurance for a select group of management or highly compensated employees, pursuant to Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, and for each such plan Section 3.11(c)(iv) of the Target Disclosure Schedule contains (A) a list of assets that are maintained or used to informally fund such plan, (B) a summary of the liabilities of any accrued liability under such plan and (C) an analysis of the cash surrender value of the insurance funding such plan.  Any trust agreement supporting such plan has been provided as described in Section 3.11(b)(iii);

(v)         no claim, lawsuit, arbitration or other action has been threatened, asserted, instituted or, to Target’s or any ERISA Affiliate’s knowledge, is anticipated against any of the Target Benefit Plans (other than routine claims for benefits and appeals of such claims), any trustee or fiduciaries thereof, Target (including any Subsidiary thereof), any ERISA Affiliate, any director, officer or employee thereof, or any of the assets of any trust of any of the Target Benefit Plans;

(vi)        all contributions, premiums and other payments required to be made with respect to any Target Benefit Plan have been made on or before their due dates under applicable law and the terms of such Target Benefit Plan, and with respect to any such contributions, premiums or other payments required to be made with respect to any Target Benefit Plan that are not yet due, to the extent required by GAAP, adequate reserves are reflected on the consolidated balance sheet of Target included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (including any notes thereto) or liability therefor was incurred in the ordinary course of business consistent with past practice since December 31, 2011;

(vii)       no Target Benefit Plan is under, and Target (including any Subsidiary or any ERISA Affiliate thereof) has not received any notice of, an audit or investigation by the IRS, Department of Labor or any other Governmental Entity and no such completed audit, if any, has resulted in the imposition of any Tax or penalty;

(viii)      no Target Benefit Plan is a self-funded or self-insured arrangement, and, with respect to each Target Benefit Plan that is funded in whole or in part through an insurance policy, neither Target (including any Subsidiary thereof) nor any ERISA Affiliate has any liability in the nature of retroactive rate adjustment, loss-sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring on or before the date of this Agreement or is reasonably expected to have such liability with respect to periods through the Effective Time;

(ix)        all reports and disclosures relating to each Target Benefit Plan required to be filed with or furnished to Governmental Entities (including the IRS, Pension Benefit Guaranty Corporation and the Department of Labor), Target Benefit Plan participants or beneficiaries have been filed or furnished in all material respects in a timely manner in accordance with applicable law;

(x)         neither the execution, delivery or performance of this Agreement by Target nor the consummation of the transactions contemplated hereby (either alone or in connection with any other event) will (A) require Target to make a larger contribution to, or pay greater benefits or provide other rights under, any Target Benefit Plan than it otherwise would, whether or not some other subsequent action or event would be required to cause such payment or provision to be triggered, (B) create or give rise to any additional vested rights or service credits under any Target Benefit Plan or (C) conflict with the terms of any Target Benefit Plan;

(xi)        all obligations of Target, each Subsidiary and ERISA Affiliate and each fiduciary under each Target Benefit Plan, whether arising by operation of law or by contract, required to be performed under Section 4980B of the Code, as amended, and Sections 601 through 609 of ERISA, or similar state law (“COBRA”), including such obligations that may arise by virtue of the transactions contemplated by this Agreement, have been or will be timely performed in all material respects;

(xii)       to the knowledge of Target, Target and each Subsidiary and ERISA Affiliate, as applicable, has maintained in all material respects all employee data necessary to administer each Target Benefit Plan, including all data required to be maintained under Section 107 of ERISA, and such data are true and correct and are maintained in usable form; and

(xiii)      the Target Benefit Plan does not provide for any gross-up payment associated with any Taxes.

(d)         No Target Benefit Plan is subject to Section 412 of the Code or Section 302 or Title IV of ERISA or is a multiemployer plan or multiple employer plan within the meaning of Sections 4001(a)(3) or 4063/4064 of ERISA, respectively and neither Target nor any of its Subsidiaries or ERISA Affiliates has ever maintained, contributed to, sponsored or had an obligation to contribute to any such plan.  Neither Target nor any of its Subsidiaries or ERISA Affiliates has incurred, either directly or indirectly (including as a result of any indemnification or joint and several liability obligation), any liability pursuant to Title I or IV of ERISA or the penalty tax, excise tax or joint and several liability provisions of the Code relating to employee benefit plans, in each case, with respect to the Target Benefit Plans and no event, transaction or condition has occurred or exists that could reasonably be expected to result in any such liability to Target or any of its Subsidiaries or ERISA Affiliates.

(e)         Except as disclosed on Section 3.11(e) of the Target Disclosure Schedule, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any current, former or retired director, executive officer, employee, consultant, independent contractor or other service provider of Target or any of its Subsidiaries or ERISA Affiliates, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code or be subject to the sanctions imposed under Section 4999 of the Code.

(f)         Neither Target, any other “disqualified person” (as defined in Section 4975 of the Code), any “party-in-interest” (as defined in Section 3(14) of ERISA) and, to the knowledge of Target, any trustee or administrator of any Target Benefit Plan, has engaged in a nonexempt “prohibited transaction,” as defined in Section 4975 of the Code and Section 406 of ERISA, in each case, such as could reasonably be expected to give rise to any tax or penalty under Section 4975 of the Code or Section 406 of ERISA.  All “fiduciaries,” as defined in Section 3(21) of ERISA, with respect to the Target Benefit Plans have complied in all respects with the requirements of Section 404 of ERISA.  Target and its ERISA Affiliates have in effect fiduciary liability insurance covering each fiduciary of the Target Benefit Plans.

(g)         No payment made or to be made in respect of any employee or former employee of Target or any of its Subsidiaries would reasonably be expected to be nondeductible by reason of Section 162(m) of the Code.

(h)         With respect to Target and each of its Subsidiaries:

(i)         Neither Target nor any of its Subsidiaries is a party to or bound by any labor or collective bargaining agreement and there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of Target or any of its Subsidiaries. There are no labor-related controversies, strikes, slowdowns, walkouts or other work stoppages pending or, to the knowledge of Target, threatened and neither Target nor any of its Subsidiaries has experienced any such labor-related controversy, strike, slowdown, walkout or other work stoppage within the past three years.

(ii)        Neither Target nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree or conciliation agreement with, or citation, injunction or order by, any Governmental Entity relating to employees or employment practices.

(iii)       Each of Target and its Subsidiaries are, and since January 1, 2009 have been, in compliance in all material respects with all applicable laws, statutes, orders, rules, regulations, policies or guidelines of any Governmental Entity relating to labor, employment, wages, overtime pay, employee classification, immigration, nondiscrimination, affirmative action, plant closings, mass layoffs, termination of employment or similar matters and have not engaged in any unfair labor practices or other prohibited practices related to employees.

(iv)        Neither Target nor any of its Subsidiaries has any workers’ compensation liability, experience or matter outside the ordinary course of business.

(v)         To the knowledge of Target, no executive of Target or any of its Subsidiaries: (A) has any present intention to terminate his or her employment or (B) is a party to any noncompetition, noninterference, confidentiality, proprietary rights or other such agreement with a third party that would, if complied with, materially interfere with the performance of such executive’s current duties.

(vi)        Section 3.11(h)(vi) of the Target Disclosure Schedule contains a true, complete and correct list of the following information for each employee of Target and each of its Subsidiaries: name; employing entity; job title; primary work location; current compensation rate; target or expected bonus; and Target’s or its Subsidiary’s classification of such employee as exempt or not exempt from applicable minimum wage and overtime laws.

(i)         Section 3.11(i) of the Target Disclosure Schedule sets forth a true, complete and correct list of all noncompetition, nonsolicitation, noninterference, nondisclosure and similar agreements between Target or its Subsidiaries and any of their employees, directors or independent contractors (including, for this purpose, any former employees, directors or independent contractors to the extent such agreements are currently in effect), copies of which have been made available to Buyer.  Each of the agreements set forth on Section 3.11(i) of the Target Disclosure Schedule is valid and binding and in full force and effect.

(j)         Except as disclosed in Section 3.11(j) of the Target Disclosure Schedule (which shall contain the actuarial present value of all such benefits other than health benefits, with respect to which current payment amounts and duration of payment obligation are provided), neither Target nor its Subsidiaries (i) provides health or welfare benefits for any retired or former employee or (ii) is obligated to provide health or welfare benefits to any active employees after their retirement or other termination of service, unless required to do so under COBRA.

(k)         Neither Target nor any of its Subsidiaries or ERISA Affiliates maintains any employee benefit plan or arrangement that is governed by the laws of any government outside of the United States.

(l)          Any individual who performs services for Target or any of Target’s Subsidiaries and who is not treated as an employee for federal income tax purposes by Target or any of Target’s Subsidiaries is not an employee under applicable law or for any purpose including for tax withholding purposes or Target Benefit Plan purposes.

(m)        (i) Each Target Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code), including each award thereunder, has been operated since January 1, 2005 in good faith compliance with the applicable provisions of Section 409A of the Code and the Treasury Regulations and other official guidance issued thereunder (collectively, “Section 409A”) and has been since January 1, 2009, in documentary compliance with the applicable provisions of Section 409A; (ii) neither Target nor any of its Subsidiaries (1) have been required to report to any government entity or authority any corrections made or Taxes due as a result of a failure to comply with Section 409A and (2) have any indemnity or gross-up obligation for any Taxes or interest imposed or accelerated under Section 409A; (iii) nothing has occurred, whether by action or failure to act, or is reasonably expected or intended to occur, that would subject an individual having rights under any such Target Benefit Plan to accelerated Tax as a result of Section 409A or a Tax imposed under Section 409A; and (iv) for any Target Benefit Plan that is not intended to be subject to Section 409A because it is not a nonqualified deferred compensation plan under Treasury Regulations 1.409A-1(a)(2) through 1.409A-1(a)(5), or due to the application of Treasury Regulations Section 1.409A-1(b), all the conditions required to retain such treatment remain in effect and are not reasonably expected to change so as to subject such Target Benefit Plan to Section 409A.

(n)         Neither Target or any of Target’s Subsidiaries nor any of their ERISA Affiliates, any officer or, to Target’s knowledge, employee thereof has made any written, or to Target’s knowledge, oral, promises or commitments to any employee, director, officer or other service provider, whether legally binding or not, to create any additional plan, agreement or arrangement, or to modify or change in any material way any existing Target Benefit Plan.  No event, condition or circumstance exists that would prevent the amendment or termination of any Target Benefit Plan other than the satisfaction of any applicable legal requirements, including the giving of notice, and any such termination would not result in any cost or other liability.

(o)         Target has complied in all material respects with all applicable requirements of the U.S. Treasury Department’s Troubled Asset Relief Program (including the terms of any equity purchase agreement between Target and its affiliates and the U.S. Treasury  Department) relating to the compensation of its executives, directors, employees and other service providers.

(p)         Buyer and Target have entered into a separate waiver and settlement agreement, consulting agreement and noncompetition agreement with Kim S. Price in the forms set forth in Section 3.11(p) of the Target Disclosure Schedule.

(q)         Buyer and Target have entered into an employment agreement with each of Daniel M. Boyd IV, Ira McDonald Flowe, Jr., Stephen Huffstetler and Anthony Newton Stancil in the forms set forth in Section 3.11(q) of the Target Disclosure Schedule.

(r)         Target and each of Daniel M. Boyd, IV and Stephen Huffstetler have entered into an amendment to their respective salary continuation agreements in the forms set forth in Section 3.11(r) of the Target Disclosure Schedule.

(s)         With respect to the Citizens South Bank Employee Stock Ownership Plan (the “ESOP”):

(i)         The ESOP has been operated and administered at all times in compliance in all material respects with its terms and with the provisions of applicable Law, including applicable provisions of ERISA and the Code. Since its inception, the ESOP is intended to be qualified under Section 401(a) of the Code and is intended to be exempt from tax under Section 501(a) of the Code, and the ESOP has intended to be qualified as a valid “employee stock ownership plan” (within the meaning of Sections 409 and 4975(e)(7) of the Code) and there has been no act or omission that would reasonably be expected to adversely affect the tax-qualified status of the ESOP, the tax-exempt status of the trust under the ESOP or the validity of the ESOP as an employee stock ownership plan (within the meaning of Sections 409 and 4975(e)(7) of the Code).

(ii)        Except as set forth in Section 3.11(s) of the Target Disclosure Schedule, (A) there are no loans or other extensions of credit between the ESOP and any other person; (B) there are no shares of Target Common Stock held in the ESOP that have not been allocated to the accounts of participants or beneficiaries of the ESOP; and (C) all contributions to the ESOP due with respect to periods ending on or prior to the Closing have been timely made and all such contributions that are not yet due shall have been made prior to the Closing. Each ESOP loan that is set forth in the Disclosure Schedule satisfies the requirements of an exempt loan within the meaning of Section 4975(d)(3) and Treasury Regulation Section 54.4975-7(b).

(iii)       (A) The ESOP’s conversion of shares pursuant to this Agreement into the right to receive, and the ESOP’s receipt of, Merger Consideration (1) will not result in a violation of ERISA, the Code or any other law applicable to the ESOP, including a violation of Section 406 or Section 407 of ERISA or Section 4975 of the Code, (2) will not result in a violation of any agreement to which the ESOP is a party or is otherwise bound, and (3) will not result in the imposition of any excise Tax on any person, including, any excise Tax under Section 4975 or Section 4978 of the Code, and (B) in accordance with the terms of the ESOP documents and applicable law, voting rights with respect to allocated shares held by the ESOP are required to be passed through to participants in or beneficiaries of the ESOP with regard to approval of the Merger.

(iv)      There is no action or audit pending or threatened, concerning any matter with respect to the ESOP relevant as to whether any representation set forth in this Section 3.11(s) was, has or will at any time become inaccurate, and no trustee or other fiduciary of the ESOP has made any assertion with respect to the ESOP contrary to, or inconsistent with the accuracy of, any such representation.

3.12         Compliance with Applicable Law.

(a)         Target and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to Target or any of its Subsidiaries. Other than as required by (and in conformity with) law, neither Target nor any Target Subsidiary acts as a fiduciary for any person, or administers any account for which it acts as a fiduciary, including as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

(b)         Since the enactment of the Sarbanes-Oxley Act, Target has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of The Nasdaq Global Market.  Section 3.12(b) of the Target Disclosure Schedule sets forth, as of the date hereof, a schedule of all officers and directors of Target or entities controlled by officers and directors of Target who have outstanding loans from Target or its Subsidiaries, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the three years immediately preceding the date hereof.

3.13         Certain Contracts.

(a)         Except as disclosed on Section 3.13(a) of the Target Disclosure Schedule, neither Target nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees, consultants, independent contractors or other service providers other than in the ordinary course of business consistent with past practice, (ii) that, upon execution of this Agreement or consummation or shareholder approval of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due from Buyer, Target, the Surviving Corporation, or any of their respective Subsidiaries to any current, former or retired officer, employee, director, consultant, independent contractor or other service provider of Target or any Subsidiary thereof, (iii) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Target SEC Reports filed before the date hereof, (iv) that materially restricts the conduct of any line of business by Target or, to the knowledge of Target, upon consummation of the Merger will materially restrict the ability of the Surviving Corporation to engage in any line of business in which a bank holding company may lawfully engage, (v) with or to a labor union or guild (including any collective bargaining agreement) or (vi) as to any stock option plan, stock appreciation rights plan, restricted stock plan, performance stock, phantom or restricted stock units, stock purchase plan, employee stock ownership plan or benefits plan in which any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the execution of this Agreement, the occurrence of any shareholder approval or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of or affected by any of the transactions contemplated by this Agreement.  Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the Target Disclosure Schedule, is referred to as a “Target Contract,” and neither Target nor any of its Subsidiaries knows of, or has received notice of, any material violation of any Target Contract by any of the other parties thereto.

(b)         (i) Each Target Contract is valid and binding on Target or its applicable Subsidiary and is in full force and effect, (ii) Target and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Target Contract and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Target or any of its Subsidiaries under any such Target Contract.

(c)         With respect to that certain Purchase and Assumption Agreement dated as of March 19, 2010, by and among the FDIC, Receiver of Bank of Hiawassee, Hiawassee, Georgia, Target Bank and the FDIC, acting in its corporate capacity, (including the Single Family Shared-Loss Agreement and the Commercial and Other Assets Shared-Loss Agreement exhibits thereto) (the “Hiawassee Loss-Share Agreement”) and that certain Purchase and Assumption Agreement dated as of April 15, 2011, by and among the FDIC, Receiver of New Horizons Bank, East Ellijay, Georgia, Target Bank and the FDIC, acting in its corporate capacity, (including the Single Family Shared-Loss Agreement and the Commercial and Other Assets Shared-Loss Agreement exhibits thereto) (the New Horizons Loss-Share Agreement”), (i) each such Target Contract is valid and binding on Target or its applicable Subsidiary and is in full force and effect, (ii) Target and each of its Subsidiaries has in all respects performed all obligations required to be performed by it to date under each such Target Contract, (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a default on the part of Target or any of its Subsidiaries under either such Target Contract, (iv) neither Target nor any Target Subsidiary has taken any action, or omitted to take any action, that would permit FDIC to terminate the loss-sharing arrangement thereunder or reduce the losses for which FDIC will be responsible and (v) the FDIC has made the requested loss-sharing payments permitted to be made to Target or its applicable Subsidiary under each such Target Contract and has not notified Target or Target Bank of any intention not to do so.

3.14         Risk Management Instruments.

(a)         “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or nonfinancial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

(b)         All Derivative Transactions, whether entered into for the account of Target or any of its Subsidiaries or for the account of a customer of Target or any of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable laws, rules, regulations and policies of any Regulatory Authority and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Target and its Subsidiaries, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. All of such Derivative Transactions are legal, valid and binding obligations of Target or one of its Subsidiaries enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity), and are in full force and effect. Target and its Subsidiaries have duly performed their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to Target’s knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.15         Investment Securities and Commodities.

(a)         Except as would not reasonably be expected to have a Material Adverse Effect on Target, each of Target and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Target or its Subsidiaries. Such securities and commodities are valued on the books of Target in accordance with GAAP in all material respects.

(b)         Target and its Subsidiaries and their respective businesses employ and have acted in compliance in all material respects with investment, securities, commodities, risk management and other policies, practices and procedures (the “Policies, Practices and Procedures”) that Target believes are prudent and reasonable in the context of such businesses. Before the date hereof, Target has made available to Buyer in writing the material Policies, Practices and Procedures.

3.16         Loan Portfolio.

(a)         Section 3.16(a) of the Target Disclosure Schedule sets forth, as of March 31, 2012 (i) the aggregate outstanding principal amount of all loan agreements, notes or borrowing arrangements (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) payable to Target or its Subsidiaries (collectively, “Loans”), other than “nonaccrual” Loans, (ii) the aggregate outstanding principal amount of all “nonaccrual” Loans, (iii) a summary of all Loans designated as of such date by Target as “Special Mention”, “Substandard”, “Doubtful”, “Loss” or words of similar import by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and the amount of specific reserves with respect to each such category of Loans and (iv) each asset of Target or any of its Subsidiaries that is classified as “Other Real Estate Owned” and the book value thereof.

(b)         Each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests that have been perfected, (iii) where required by applicable law, has been based on an appraisal that has been provided to Buyer and (iv) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity). All Loans originated by Target or its Subsidiaries, and all such Loans purchased by Target or its Subsidiaries, were made or purchased in accordance with customary lending standards. All such Loans (and any related guarantees) and payments due thereunder are, and at the Effective Time will be, free and clear of any Lien, except to the extent such loans are pledged in the ordinary course of business to secure obligations of Target or its Subsidiaries, and Target or its Subsidiaries have complied in all material respects, and at the Effective Time will have complied in all material respects, with all laws and regulations relating to such Loans.

(c)         Except as disclosed in the Target SEC Reports, since December 31, 2011, none of Target’s bank Subsidiaries has incurred any unusual or extraordinary loan losses that are material to Target and its Subsidiaries on a consolidated basis; to Target’s knowledge and in light of each of the Target Subsidiaries’ historical loan loss experience and its management’s analysis of the quality and performance of its loan portfolio, the reserves for loan losses shown on the financial statements included in the Target SEC Reports were, on the respective filing dates, adequate in all respects under the requirements of GAAP and applicable regulatory accounting practices, in each case consistently applied, to provide for probable loan losses as of such filing date, and were in accordance with the safety and soundness standards administered by, and the practices, procedures, requests and requirements of, the applicable Regulatory Agency.

3.17         Property.  Target or one of its Subsidiaries (a) has fee simple title to all the properties and assets reflected in the latest audited balance sheet included in such Target SEC Reports as being owned by Target or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Owned Properties”), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property taxes not yet delinquent, (iii) easements, rights of way and other similar encumbrances and matters of record that do not materially adversely affect the use of the properties or assets subject thereto or affected thereby as used by Target on the date hereof or otherwise materially impair business operations at such properties, as conducted by Target on the date hereof and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties as used by Target on the date hereof (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Target SEC Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Leased Properties” and, collectively with the Owned Properties, the “Real Property”), free and clear of all Liens of any nature whatsoever encumbering Target’s or its Subsidiaries’ leasehold estate, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by Target or one of its Subsidiaries or, to Target’s knowledge, the lessor.  The Real Property is in material compliance with all applicable zoning laws and building codes, and the buildings and improvements located on the Real Property are in good operating condition and in a state of good working order, ordinary wear and tear and casualty excepted.  There are no pending or, to the knowledge of Target, threatened condemnation proceedings against the Real Property (except with respect to properties that have been obtained through foreclosure or by deed-in-lieu of foreclosure).  Target and its Subsidiaries are in material compliance with all applicable health and safety related requirements for the Real Property (except with respect to properties that have been obtained through foreclosure or by deed-in-lieu of foreclosure), including those under the Americans with Disabilities Act of 1990 and the Occupational Health and Safety Act of 1970.

Target currently maintains insurance on all its property, including the Real Property, in amounts, scope and coverage reasonably necessary for its operations.  Target has not received any notice of termination, nonrenewal or premium adjustment for such policies.

3.18         Intellectual Property.  Target and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted.  The use of any Intellectual Property by Target and its Subsidiaries does not, to the knowledge of Target, infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Target or any Subsidiary acquired the right to use any Intellectual Property.  To Target’s knowledge, no person is challenging, infringing on or otherwise violating any right of Target or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Target or its Subsidiaries.  Neither Target nor any of its Subsidiaries has received any written notice of any pending claim with respect to any Intellectual Property used by Target and its Subsidiaries and, to Target’s knowledge, no Intellectual Property owned and/or licensed by Target or its Subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property.  For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

3.19         Environmental Liability.  There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, orders, assessments (including penalty assessments) or notices of any kind with respect to any environmental, health or safety matters or any private or governmental environmental, health or safety investigations or remediation activities of any nature seeking to impose, or that are reasonably likely to result in, any liability or obligation of Target or any of its Subsidiaries arising under common law or under any local, state or federal environmental, health or safety statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (“CERCLA”), pending or, to Target’s knowledge, threatened against Target or any of its Subsidiaries.  To the knowledge of Target, there is no reasonable basis for, or circumstances that are reasonably likely to give rise to, any such proceeding, claim, action, investigation or remediation by any Governmental Entity or any third party that would give rise to any liability or obligation on the part of Target or any of its Subsidiaries.  Neither Target nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation with respect to any of the foregoing.

3.20         Leases.  Section 3.20 of the Target Disclosure Schedule sets forth (a) a list of each personal property lease involving annual payments in excess of $50,000 to which Target or any Subsidiary is a party and (b) a list of each parcel of real property leased by Target or any of its Subsidiaries together with the current annual rent (each, a “Property Lease”).  Each Property Lease is valid and binding on Target or its applicable Subsidiary and is in full force and effect.  Target and each of its Subsidiaries has performed, in all material respects, all obligations required to be performed by it to date under each Property Lease.  Neither Target nor any of its Subsidiaries is in material default under any Property Lease.

3.21         Securitizations.  Target is not a party to any agreement securitizing any of its assets.

3.22         State Takeover Laws.  The Target Board has rendered inapplicable to this Agreement and the transactions contemplated hereby any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law.

3.23         Reorganization; Approvals.  As of the date of this Agreement, Target (a) is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and (b) knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

3.24         Opinion.  Before the execution of this Agreement, the Target Board has received an opinion from Keefe, Bruyette & Woods, Inc. to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair to the shareholders of Target from a financial point of view.  Such opinion has not been amended or rescinded as of the date of this Agreement.

3.25         Target Information.  The information relating to Target and its Subsidiaries that is provided by Target or its representatives for inclusion in the Proxy Statement and the Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The portions of the Proxy Statement relating to Target will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

3.26         SBLF Dividend Rate.  Based upon Target’s current level of qualified small business lending, its dividend rate on the Target SBLF Preferred Stock is 1.3%.

3.27         Support Agreements.  Each member of the Target Board has executed and delivered to Buyer a Support Agreement in the form attached as
Exhibit A.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as disclosed in the disclosure schedule (the “Buyer Disclosure Schedule”) delivered by Buyer to Target before the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV, or to one or more of Buyer’s covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary, (i) no such item is required to be set forth in such schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 9.2, (ii) the mere inclusion of an item in such schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such time has had or would be reasonably likely to have a Material Adverse Effect on Buyer) and (iii) for purposes of the Buyer Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule, Buyer hereby represents and warrants to Target as follows:

4.1           Corporate Organization.

(a)         Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of North Carolina.  Buyer has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

(b)         Buyer is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended.  True, complete and correct copies of the Articles of Incorporation, as amended (the “Buyer Articles”) and Bylaws of Buyer, as amended (the “Buyer Bylaws”), as in effect as of the date of this Agreement, have previously been made available to Target.

(c)         Each Buyer Subsidiary (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has all requisite corporate power or other power and authority to own or lease its properties and assets and to carry on its business as now conducted. The deposits of Buyer’s bank Subsidiary are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.  Buyer’s bank Subsidiary is a member in good standing of the Federal Home Loan Bank of Atlanta and owns the requisite amount of stock therein.

4.2           Capitalization.

(a)         The authorized capital stock of Buyer consists of 200,000,000 shares of Buyer Common Stock, of which, as of the date hereof (the “Buyer Capitalization Date”), 32,706,627 shares were issued and outstanding (of which 631,260 shares are unvested shares of restricted stock), and 5,000,000 shares of preferred stock, no par value (the “Buyer Preferred Stock”), of which, as of the Buyer Capitalization Date, no shares were issued and outstanding.  As of the Buyer Capitalization Date, no shares of Buyer Common Stock or Buyer Preferred Stock were reserved for issuance, except for 2,145,189 shares of Buyer Common Stock underlying options currently outstanding and 320,675 shares of Buyer Common Stock available in connection with future grants of stock options, restricted stock and other equity-based awards, in each case reserved for issuance pursuant to employee and director stock plans of Buyer in effect as of the date of this Agreement (the “Buyer Stock Plans”).  All of the issued and outstanding shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.  As of the date of this Agreement, no Voting Debt of Buyer is issued or outstanding. As of the Buyer Capitalization Date, except pursuant to this Agreement and the Buyer Stock Plans, Buyer does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of Buyer Common Stock, Buyer Preferred Stock, Voting Debt of Buyer or any other equity securities of Buyer or any securities representing the right to purchase or otherwise receive any shares of Buyer Common Stock, Buyer Preferred Stock, Voting Debt of Buyer or other equity securities of Buyer.  Assuming the Buyer Requisite Shareholder Approval is obtained, the shares of Buyer Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b)         Section 4.2(b) of the Buyer Disclosure Schedule sets forth each Subsidiary of Buyer. All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Buyer are owned by Buyer, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.  No such Buyer Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3           Authority; No Violation.

(a)         Buyer has requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Buyer (the “Buyer Board”).  The Buyer Board has determined that the Merger, on substantially the terms and conditions set forth in this Agreement, is advisable and in the best interests of Buyer and its shareholders, has directed that the Merger, on substantially the terms and conditions set forth in this Agreement, be submitted to Buyer’s shareholders for consideration at a duly held meeting of such shareholders and has recommended that Buyer’s shareholders vote in favor of the adoption and approval of this Agreement. Except for the approval of this Agreement by the affirmative vote of the holders of the majority of the outstanding shares of Buyer Common Stock entitled to vote at such meeting (the “Buyer Requisite Shareholder Approval”), no other corporate proceedings on the part of Buyer are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Buyer and (assuming due authorization, execution and delivery by Target) constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally or by 12 U.S.C. Section 1818(b)(6)(D) (or any successor statute) and any bank regulatory powers and subject to general principles of equity whether applied in a court of law or a court of equity).

(b)         Neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby, nor compliance by Buyer with any of the terms or provisions of this Agreement, will (i) violate any provision of the Buyer Articles or the Buyer Bylaws or (ii) assuming that the Buyer Requisite Shareholder Approval and the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction applicable to Buyer, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Buyer or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

4.4           Consents and Approvals.  Except for (a) the filing of applications and notices, as applicable, receipt of approvals or no objections from, and the expiration of waiting periods required by, any agency or department of any federal or state government having supervisory jurisdiction over the parties and the transactions contemplated by this Agreement, including the Federal Reserve Board, the FDIC, the OCC and the Office of the Commissioner of Banks of the State of North Carolina, (b) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the Form S-4, (c) the filing of the North Carolina Articles of Merger with the North Carolina Secretary of State pursuant to the NCBCA the Delaware Certificate of Merger pursuant to the DGCL and Articles of Combination with the OCC, (d) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable SRO, and the rules and regulations of The Nasdaq Global Market, or that are required under consumer finance, mortgage banking and other similar laws, (e) notices or filings under the HSR Act, if any, and (f) such filings and approvals as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the shares of Buyer Common Stock pursuant to this Agreement and approval of listing of such Buyer Common Stock on The Nasdaq Global Market, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Buyer of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Buyer of this Agreement and the Bank Merger.

4.5           Reports; Regulatory Matters.

(a)         Except as set forth on Section 4.5 of the Buyer Disclosure Schedule, Buyer and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2009 with the Regulatory Agencies and each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2009, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, foreign entity or Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith.  Except for normal examinations conducted by a Regulatory Agency or Governmental Entity in the ordinary course of the business of Buyer and its Subsidiaries, or as disclosed in the Buyer SEC Reports, no Regulatory Agency or Governmental Entity has initiated since January 1, 2009 or has pending any proceeding, enforcement action or, to the knowledge of Buyer, investigation into the business, disclosures or operations of Buyer or any of its Subsidiaries.  Buyer and its Subsidiaries have complied in all material respects with, and there is no unresolved violation, criticism or exception by any Regulatory Agency or Governmental Entity with respect to, any report or statement relating to any examinations or inspections of Buyer or any of its Subsidiaries.

(b)         Except as disclosed in the Buyer SEC Reports, neither Buyer nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 2009 a recipient of any supervisory letter from, or has been ordered to pay any civil money penalty by, or since January 1, 2009 has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries (each, a “Buyer Regulatory Agreement”), nor has Buyer or any of its Subsidiaries been advised since January 1, 2009 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Buyer Regulatory Agreement. To the knowledge of Buyer, there has not been any event or occurrence since January 1, 2009 that would result in a determination that Buyer’s bank Subsidiary is not “well capitalized” as a matter of U.S. federal banking law.

(c)         Each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC or FDIC by Buyer or its Subsidiaries, as applicable, pursuant to the Securities Act or the Exchange Act and before the date of this Agreement (the “Buyer SEC Reports”), at the time filed or furnished (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), did not contain any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Buyer SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC or the FDIC, as applicable, with respect thereto.  Buyer’s principal executive officer and principal financial officer have made the certifications required under Section 302 or 906 of the Sarbanes-Oxley Act and the rules and regulations of the Exchange Act thereunder to the extent such rules or regulations applied at the time of filing.  For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.  Such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither Buyer nor any of its officers has received notice from any Regulatory Agency questioning or challenging the accuracy, completeness, content, form or manner of filing or submission of such certifications.

4.6           Financial Statements.

(a)         The financial statements of Buyer and its Subsidiaries or Buyer’s bank Subsidiary, as applicable, included (or incorporated by reference) in the Buyer SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Buyer and its Subsidiaries or Buyer’s bank Subsidiary, as applicable; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Buyer and its Subsidiaries, or Buyer’s bank Subsidiary, as applicable, for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); (iii) complied as to form, as of their respective dates of filing with the SEC or the FDIC, as applicable, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC or the FDIC, as applicable, with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The books and records of Buyer and its Subsidiaries have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions.  Dixon Hughes Goodman LLP has served as independent registered public accountant for Buyer or its bank Subsidiary, as applicable, for all periods covered in the Buyer SEC Reports; such firm has not resigned or been dismissed as independent public accountants of Buyer as a result of or in connection with any disagreements with Buyer or its bank Subsidiary, as applicable, on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)         Neither Buyer nor any of its Subsidiaries has any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Buyer included in its Annual Report on Form 10-K for the year ended December 31, 2011 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2011 or in connection with this Agreement and the transactions contemplated hereby.

(c)         Since December 31, 2011, (i) through the date hereof, neither Buyer nor any of its Subsidiaries nor, to the knowledge of the officers of Buyer, any director, officer, employee, auditor, accountant or representative of Buyer or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Buyer or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Buyer or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Buyer or any of its Subsidiaries, whether or not employed by Buyer or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Buyer or any of its officers, directors, employees or agents to the Board of Directors of Buyer or any committee thereof or to any director or officer of Buyer.

4.7           Broker’s Fees.  Neither Buyer nor any Buyer Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than as set forth on Section 4.7 of the Buyer Disclosure Schedule.

4.8           Absence of Certain Changes or Events.

(a)         Since December 31, 2011, no event or events have occurred that have had or are reasonably likely to have a Material Adverse Effect on Buyer.

(b)         Since December 31, 2011 through and including the date of this Agreement, Buyer and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.

4.9           Legal Proceedings.

(a)         Neither Buyer nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Buyer’s knowledge, threatened, material legal, administrative, arbitral or other material proceedings, claims, actions or governmental or regulatory investigations of any nature against Buyer or any of its Subsidiaries, or otherwise challenging the validity or propriety of the transactions contemplated by this Agreement, including the Bank Merger.

(b)         There is no Injunction, judgment or regulatory restriction (other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries) imposed upon Buyer, any of its Subsidiaries or the assets of Buyer or any of its Subsidiaries.

4.10         Taxes and Tax Returns.  Each of Buyer and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it on or before the date of this Agreement (all such returns being accurate and complete in all material respects), has paid all Taxes shown thereon as arising and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against.  There are no material disputes pending, or claims asserted, for Taxes or assessments upon Buyer or any of its Subsidiaries for which Buyer does not have reserves that are adequate under GAAP.

4.11         Compliance with Applicable Law.

(a)         Buyer and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to Buyer or any of its Subsidiaries.

(b)         Since the enactment of the Sarbanes-Oxley Act, to the extent required by applicable law, Buyer or its bank Subsidiary has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of The Nasdaq Global Market.

4.12         Reorganization; Approvals.  As of the date of this Agreement, Buyer (a) is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and (b) knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

4.13         Risk Management Instruments.  All Derivative Transactions, whether entered into for the account of Buyer or any of its Subsidiaries or for the account of a customer of Buyer or any of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable laws, rules, regulations and policies of any Regulatory Authority and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Buyer and its Subsidiaries, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. All of such Derivative Transactions are legal, valid and binding obligations of Buyer or one of its Subsidiaries enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity), and are in full force and effect. Buyer and its Subsidiaries have duly performed their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to Buyer’s knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

4.14         Investment Securities and Commodities.

(a)         Except as would not reasonably be expected to have a Material Adverse Effect on Buyer, each of Buyer and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Buyer or its Subsidiaries. Such securities and commodities are valued on the books of Buyer in accordance with GAAP in all material respects.

(b)         Buyer and its Subsidiaries and their respective businesses employ and have acted in compliance in all material respects with the Policies, Practices and Procedures that Buyer believes are prudent and reasonable in the context of such businesses. Before the date hereof, Buyer has made available to Target in writing the material Policies, Practices and Procedures.

4.15         Loan Portfolio.

(a)         Each loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) payable to Buyer or its Subsidiaries (each, a “Buyer Loan”) (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests that have been perfected, (iii) where required by applicable law, has been based on an appraisal and (iv) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity). All Buyer Loans originated by Buyer or its Subsidiaries, and all such Buyer Loans purchased by Buyer or its Subsidiaries, were made or purchased in accordance with customary lending standards. All such Buyer Loans (and any related guarantees) and payments due thereunder are, and at the Effective Time will be, free and clear of any Lien, except to the extent such loans are pledged in the ordinary course of business to secure obligations of Buyer or its Subsidiaries, and Buyer or its Subsidiaries have complied in all material respects, and at the Effective Time will have complied in all material respects, with all laws and regulations relating to such Buyer Loans.

(b)         Except as disclosed in the Buyer SEC Reports, since December 31, 2011, none of Buyer’s bank Subsidiaries has incurred any unusual or extraordinary loan losses that are material to Buyer and its Subsidiaries on a consolidated basis; to Buyer’s knowledge and in light of each of the Buyer Subsidiaries’ historical loan loss experience and its management’s analysis of the quality and performance of its loan portfolio, the reserves for loan losses shown on the financial statements included in the Buyer SEC Reports were, on the respective filing dates, adequate in all respects under the requirements of GAAP and applicable regulatory accounting practices, in each case consistently applied, to provide for probable loan losses as of such filing date, and were in accordance with the safety and soundness standards administered by, and the practices, procedures, requests and requirements of, the applicable Regulatory Agency.

4.16         Environmental Liability.  There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, orders, assessments (including penalty assessments) or notices of any kind with respect to any environmental, health or safety matters or any private or governmental environmental, health or safety investigations or remediation activities of any nature seeking to impose, or that are reasonably likely to result in, any liability or obligation of Buyer or any of its Subsidiaries arising under common law or under any local, state or federal environmental, health or safety statute, regulation or ordinance, including CERCLA, pending or, to Buyer’s knowledge, threatened against Buyer or any of its Subsidiaries.  To the knowledge of Buyer, there is no reasonable basis for, or circumstances that are reasonably likely to give rise to, any such proceeding, claim, action, investigation or remediation by any Governmental Entity or any third party that would give rise to any liability or obligation on the part of Buyer or any of its Subsidiaries.  Neither Buyer nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation with respect to any of the foregoing.

4.17         Aggregate Cash Consideration.  Buyer has available to it sufficient funds to deliver the aggregate Cash Consideration.

4.18         Buyer Information.  The information relating to Buyer and its Subsidiaries that is provided by Buyer or its representatives for inclusion in the Proxy Statement and the Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The portions of the Proxy Statement relating to Buyer and other portions within the reasonable control of Buyer will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.  The Form S-4 will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1          Conduct of Target’s Business Before the Effective Time.  Except as expressly contemplated by or permitted by this Agreement or with the prior written consent of Buyer, (which consent shall not be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time, Target shall, and shall cause each Target Subsidiary, to:

(a)         conduct its business in the ordinary course in all material respects;

(b)         use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships and retain the services of its key officers and key employees; and

(c)         take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either Target or Buyer to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

5.2          Target Forbearances.  During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, Target shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed):

(a)         other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance or capital contribution to, or investment in, any person (it being understood and agreed that incurrence of indebtedness in the ordinary course of business consistent with past practice shall include the creation of deposit liabilities, purchases of federal funds, borrowings from the Federal Home Loan Bank, purchases of brokered certificates of deposit, sales of certificates of deposit and entering into repurchase agreements);

(b)

(i)         adjust, split, combine or reclassify any of its capital stock;

(ii)        make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, except (A) dividends paid by any of the Subsidiaries of Target to Target or to any of its wholly owned Subsidiaries, (B) the acceptance of shares of Target Common Stock in payment of the exercise price or withholding taxes incurred by any employee or director in connection with the vesting of restricted shares of Target Common Stock (or settlement of other equity-based awards in respect of Target Common Stock granted under a Target Stock Plan), in each case in accordance with past practice and the terms of the applicable Target Stock Plan and related award agreements, (C) payment of dividends on the Target Preferred Stock and (D) payment of quarterly cash dividends, not to exceed $0.01 per share, on the Target Common Stock at times consistent with current Target practice.

(iii)       grant any stock options, restricted shares or other equity-based award with respect to shares of Target Common Stock under the Target Stock Plan, or otherwise, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

(iv)       issue any additional shares of capital stock or other securities except pursuant to the settlement of equity-based awards previously granted under the Target Stock Plan;

(c)         other than in the ordinary course of business consistent with past practice, hire or terminate any employees or independent contractors, enter into any new employment or independent contractor agreements or arrangements, or enter into any collective-bargaining agreements;

(d)         make any loan or extension of credit in an amount in excess of $4,500,000 or make, renew or amend any loan or extension of credit outside of the ordinary course of business and consistent with past practice;

(e)         except as required by applicable law or the terms of any Target Benefit Plan as in effect on the date of this Agreement and, solely with respect to employees that are not executive officers or directors of Target, except for normal increases made in the ordinary course of business consistent with past practice, (i) increase the wages, salaries, incentive compensation, incentive compensation opportunities of, or benefits provided to, any current, former or retired employee, director, consultant, independent contractor or other service provider of Target or any of its Subsidiaries or ERISA Affiliates, or, except for payments in the ordinary course of business consistent with past practice, pay or provide, or increase or accelerate the accrual rate, vesting or timing of payment or funding of, any compensation, benefits or other rights of any current, former or retired employee, director, consultant, independent contractor or other service provider of Target or any of its Subsidiaries or ERISA Affiliates; (ii) establish, adopt or become a party to any new employee benefit or compensation plan, program, commitment or agreement or amend, modify, change or terminate any Target Benefit Plan; (iii) grant any stock options, stock appreciation rights, stock-based or stock-related awards, performance stock, phantom or restricted stock unit awards; (iv) take any action other than in the ordinary course of business and consistent with past practice, to fund or in any way secure the payment of compensation or benefits under any Target Benefit Plan; (v) amend, alter or modify any warrant or other equity-based right to purchase any capital stock or other equity interests in Target or any securities exchangeable for or convertible into the same or other Target Common Stock outstanding on the date hereof, except as otherwise permitted in this Agreement; (vi) enter into any collective-bargaining agreement; or (vii) enter, amend, modify, alter, terminate or change any third-party vendor or service agreement related to any Target Benefit Plan;

(f)         sell, transfer, mortgage, encumber or otherwise dispose of any material amount of its properties or assets to any person other than a Subsidiary or cancel, release or assign any material amount of indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts in force at the date of this Agreement;

(g)         enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking, operating and servicing policies, except as required by applicable law, regulation or policies imposed by any Governmental Entity;

(h)         other than securities purchases made in the ordinary course of business consistent with past practice, make any material investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other person;

(i)         take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(j)         amend the Target Certificate or Target Bylaws, or otherwise take any action to exempt any person (other than Buyer or its Subsidiaries) or any action taken by any person from any Takeover Statute or similarly restrictive provisions of its organizational documents or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

(k)         other than in prior consultation with Buyer, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(l)         commence or settle any claim, action or proceeding where the amount in dispute is in excess of $50,000 or subjecting Target or any of its Subsidiaries to any material restrictions on its current or future business operations (including the future business and operations of the Surviving Corporation);

(m)       take any action or fail to take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied;

(n)        implement or adopt any material change in its tax accounting or financial accounting principles, practices or methods, other than as may be required by applicable law, GAAP or regulatory guidelines;

(o)        file or amend any Tax Return other than in the ordinary course of business, make any significant change in any method of Tax or accounting (other than as may be required by applicable law, GAAP or regulatory guidelines), make or change any Tax election or settle or compromise any Tax liability in excess of $50,000;

(p)        except for transactions in the ordinary course of business consistent with past practice, terminate, or waive any material provision of any Target Contract or make any change in any instrument or agreement governing the terms of any of its securities, or material contract (other than leases), other than normal renewals of contracts other than leases without material adverse changes of terms;

(q)        amend, extend or renew any real property lease;

(r)         take any action that would materially impede or materially delay the ability of the Parties to obtain any necessary approvals of any Regulatory Agency or Governmental Entity required for the transactions contemplated hereby; or

(s)        agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.2.

5.3          Buyer Forbearances.  Except as expressly permitted by this Agreement or with the prior written consent of Target, which consent shall not be unreasonably withheld or delayed, during the period from the date of this Agreement to the Effective Time, Buyer shall not, and shall not permit any of its Subsidiaries to, (a) amend, repeal or otherwise modify any provision of the Buyer Articles or the Buyer Bylaws in a manner that would adversely affect the shareholders of Target or the transactions contemplated by this Agreement; (b) take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; (c) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied; (d) take any action that would be reasonably expected to prevent, materially impede, materially impact or materially delay the ability of the Parties to obtain any necessary approvals of any Regulatory Agency or any Governmental Entity required for the consummation of the transactions contemplated by this Agreement; or (e) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.3 (it being understood that Buyer’s pursuit, negotiation and consummation of other acquisitions shall not violate this Section 5.3).

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1          Regulatory Matters.

(a)        Buyer and Target shall promptly prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included as a joint proxy statement/prospectus.  Each of Buyer and Target shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 and shall provide the other with copies of all correspondence with the SEC. Each of Buyer and Target shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form S-4. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of Buyer and Target (i) shall provide the other an opportunity to review and comment on such document or response (including the proposed final version of such document or response) and (ii) shall include in such document or response all comments reasonably proposed by the other.  Each of Buyer and Target shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Target shall thereafter mail or deliver the Proxy Statement to their respective shareholders.  Buyer shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Target shall furnish all information concerning Target and the holders of Target Common Stock as may be reasonably requested in connection with any such action.

(b)        The Parties shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities.  Target and Buyer shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to Target or Buyer, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable.  The Parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.  Notwithstanding the foregoing, nothing contained herein shall be deemed to require Buyer to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of third parties or Governmental Entities, that would reasonably be expected to have a Material Adverse Effect (measured on a scale relative to Target) on either Buyer or Target (a “Materially Burdensome Regulatory Condition”).

(c)        Each of Buyer and Target shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Buyer, Target or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(d)        Each of Buyer and Target shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such Party to believe that there is a reasonable likelihood that any Buyer Requisite Regulatory Approval or Target Requisite Regulatory Approval, respectively, will not be obtained or that the receipt of any such approval may be materially delayed.

6.2          Access to Information; Confidentiality.

(a)        Upon reasonable notice and subject to applicable laws relating to the confidentiality of information and the exchange of information, each of Target and Buyer shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of the other Party, reasonable access, during normal business hours during the period before the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, such Party shall, and shall cause its Subsidiaries to, make available to the other Party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking or insurance laws (other than reports or documents that such Party is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as the other Party may reasonably request (in the case of a request by Target, information concerning Buyer that is reasonably related to the prospective value of Buyer Common Stock, the satisfaction by Buyer of the conditions to Closing set forth in Sections 7.3(a) and (b) or to Buyer’s ability to consummate the transactions contemplated hereby).  Neither Target nor Buyer, nor any of their Subsidiaries, shall be required to provide access to or to disclose information (x) where such access or disclosure would jeopardize the attorney-client privilege of such Party or its Subsidiaries or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into before the date of this Agreement or (y) regarding an Acquisition Proposal that is not required to be disclosed to the other Party pursuant to Section 6.9.  The Parties shall make appropriate and reasonable substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)        Each Party shall, and shall cause its respective agents and representatives to, maintain in confidence all nonpublic and confidential information received from the other Party (other than disclosure to that Party’s agents and representatives in connection with the evaluation and consummation of the Merger) in connection with this Agreement or the Merger  and use such information solely to evaluate the Merger, unless (i) such information is already known to the receiving Party or its agents and representatives, (ii) such information is subsequently disclosed to the receiving Party or its agents and representatives by a third party that, to the knowledge of the receiving Party, is not bound by a duty of confidentiality, (iii) such information becomes publicly available through no fault of the receiving Party, (iv) the receiving Party in good faith believes that the use of such information is necessary or appropriate in making any filing or obtaining any consent required for the Merger (in which case the receiving Party shall advise the other party before making the disclosure) or (v) the receiving Party in good faith believes that the furnishing or use of such information is required by or necessary or appropriate in connection with any applicable laws or any listing or trading agreement concerning its publicly traded securities (in which case the receiving Party shall advise the other Party before making the disclosure unless prohibited by law).

All information and materials provided by Target pursuant to or in connection with this Agreement or the transactions contemplated hereby shall be subject to the provisions of the Confidentiality Agreement entered into between Target, as disclosing party, and Buyer dated April 2, 2012 (the “Confidentiality Agreement”).  All information and materials provided by Buyer pursuant to or in connection with this Agreement or the transactions contemplated hereby shall be subject to the provisions of the Confidentiality Agreement entered into between Buyer, as disclosing party, and Target dated April 2, 2012 (the “Buyer Confidentiality Agreement”).

(c)        No investigation by a Party or its representatives shall affect the representations and warranties of the other Party set forth in this Agreement.

6.3          Shareholder Approval.

(a)        Target shall call a meeting of its shareholders to be held as soon as reasonably practicable after the effectiveness of the Form S-4 under the Securities Act for the purpose of obtaining the Target Requisite Shareholder Approval (including any meeting that occurs after any adjournment or postponement, the “Target Shareholder Meeting”), on substantially the terms and conditions set forth in this Agreement, and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable.  The Target Board shall use its reasonable best efforts to obtain from its shareholders the Target Requisite Shareholder Approval, including by recommending that its shareholders vote in favor of this Agreement, on substantially the terms and conditions set forth in this Agreement, required to consummate the transactions contemplated by this Agreement.  Target shall submit this Agreement to its shareholders at the Target Shareholder Meeting even if the Target Board shall have withdrawn, modified or qualified its recommendation.  The Target Board has adopted resolutions approving the Merger, on substantially the terms and conditions set forth in this Agreement, and directing that the Merger, on such terms and conditions, be submitted to Target’s shareholders for their consideration.

(b)        Buyer shall call a meeting of its shareholders to be held as soon as reasonably practicable after the effectiveness of the Form S-4 under the Securities Act for the purpose of obtaining the Buyer Requisite Shareholder Approval (including any meeting that occurs after any adjournment or postponement, the “Buyer Shareholder Meeting”), and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable.  Buyer shall submit this Agreement to its shareholders at the Buyer Shareholder Meeting even if the Buyer Board shall have withdrawn, modified or qualified its recommendation. The Buyer Board shall use its reasonable best efforts to obtain the Buyer Requisite Shareholder Approval, including by recommending that its shareholders vote in favor of this Agreement, on substantially the terms and conditions set forth in this Agreement, required to consummate the transactions contemplated by this Agreement. The Buyer Board has adopted resolutions approving the Merger, on substantially the terms and conditions set forth in this Agreement, and directing that the Merger, on such terms and conditions, be submitted to Buyer’s shareholders for their consideration.

(c)        Each of Buyer and Target shall, and shall cause its respective Subsidiaries to, use their reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such Party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII, to consummate the transactions contemplated by this Agreement, and (ii) to obtain (and to cooperate with the other Party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Target or Buyer or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

(d)        With respect to the ESOP, the Trustee of the ESOP (the “Trustee”) shall solicit participants in and beneficiaries of the ESOP to direct the Trustee as to the voting of shares held in their respective accounts under the ESOP in accordance with the terms of the ESOP documents and applicable law and the Trustee shall recommend to the ESOP participants in the Proxy Statement that such participants and beneficiaries direct the Trustee with respect to the shares allocated to their respective accounts under the ESOP to vote.

6.4          The Nasdaq Global Market Listing.  Buyer shall cause the shares of Buyer Common Stock to be issued in the Merger to be approved for listing on The Nasdaq Global Market, subject to official notice of issuance, before the Effective Time.

6.5          Employee Matters.

(a)        All individuals employed by, or on an authorized leave of absence from, Target or any of its Subsidiaries immediately before the Effective Time (collectively, the “Covered Employees”) shall automatically become employees of Buyer and its affiliates as of the Effective Time.  Following the Effective Time, Buyer shall, or shall cause its applicable Subsidiaries to, integrate the Covered Employees into Buyer’s benefit plans as quickly as practicable.  Until such integration occurs, Buyer shall maintain the Target Benefit Plans set forth on Schedule 6.5(a) and the Covered Employees participation therein.  Notwithstanding the foregoing, nothing contained in this Agreement shall (i) be treated as an amendment of any particular Target Benefit Plan, (ii) give any third party any right to enforce the provisions of this Section 6.5, (iii) limit the right of Buyer or any of its Subsidiaries to terminate the employment of any Covered Employee at any time or require Buyer or any of its Subsidiaries to provide any such employee benefits, rates of base salary or hourly wage or annual bonus opportunities for any period following any such termination or (iv) obligate Target, Buyer or any of their respective Subsidiaries to (A) maintain any particular Target Benefit Plan or (B) retain the employment of any particular Covered Employee.

(b)        No coverage of any of the Covered Employees or their dependents shall terminate under any of Target’s health and welfare plans prior to the time such Covered Employees or their dependents, as applicable, become eligible to participate in the health plans, programs and benefits common to all employees of Buyer and its Subsidiaries and their dependents and, consequently, no Covered Employees shall experience a gap in coverage.  Covered Employees who become covered under health plans, programs and benefits of Buyer or any of its Subsidiaries shall receive credit for any co-payments and deductibles paid under Target’s health plan for the plan year in which coverage commences under Buyer’s health plan and shall not be subject to any preexisting conditions under any such plans.  Terminated Target employees and qualified beneficiaries will have the right to continued coverage under group health plans of Buyer in accordance with COBRA.

(c)        Covered Employees shall not receive prior service credit for benefit accrual purposes under any of Buyer’s compensation and benefit plans, programs or policies, except for Buyer’s vacation and sick leave programs.  Covered Employees will receive credit for service with Buyer for purposes of vesting and determination of eligibility to participate in Buyer’s 401(k) plan.  Buyer shall take all necessary and appropriate actions to allow the Covered Employees to participate in the Buyer’s 401(k) Plan as soon as practicable following the Effective Time.  If such participation is expected to occur on the first day following the Effective Time, at Buyer’s request (with reasonable advance notice), Target shall take all necessary and appropriate actions to cause Target’s 401(k) plan to be frozen as to future contributions effective immediately prior to the Effective Time.  If requested in writing by Buyer, Target will also take all necessary steps to terminate Target’s 401(k) plan immediately prior to the Effective Time.

Subject to the occurrence of the Effective Time, the ESOP shall be terminated. All shares of Target Common Stock held by the ESOP shall be converted into the right to receive the Merger Consideration, all outstanding indebtedness of the ESOP shall be repaid, and the balance of the shares and any other assets remaining in the ESOP not allocated to a participant’s account shall be allocated as provided in the ESOP and, at Buyer’s discretion, one half (50%) of the ESOP assets shall be distributed to the ESOP participants as soon as practicable following the Effective Time, and the remaining assets shall be distributed.  Prior to the Effective Time, Target shall take all such actions as are reasonably necessary (determined in consultation with Buyer) in order to submit the application for favorable determination letter in advance of the Effective Time, and following the Effective Time, Buyer shall use all reasonable efforts in good faith to obtain such favorable determination letter as promptly as possible (including making such changes to the ESOP and the proposed allocations as may be required by the IRS as a condition to its issuance of a favorable determination letter). Target shall adopt amendments to the ESOP to be effective immediately after the Effective Time to: (i) bring, as necessary, the ESOP into compliance with the current tax qualification requirements of the Code; (ii) fully vest all accounts; (iii) prohibit new participants from admission to the ESOP; and (iv) permit the ESOP to pay all fees and expenses of the ESOP trust, resulting from the continued existence of the ESOP, to the extent permitted by ERISA and the Code.  Target and, following the Effective Time, Buyer, will adopt such other amendments to the ESOP necessary to effect the provisions of this Section 6.5(c).

(d)        Buyer agrees to maintain Target’s Long-Term Care Insurance Plan (“LTCI Plan”) for directors David W. Hoyle, Sr., Ben R. Rudisill, II, Eugene R. Matthews, II, James J. Fuller, Richard K. Craig and Kim S. Price and retired director Charles D. Massey until all of the participants have received their full benefits under the LTCI Plan and Buyer agrees that it will not terminate, modify, amend or freeze such LTCI Plan prior to such time, unless required by applicable law.  Target shall be permitted to pay the annual premiums due under LTCI Plan prior to the Effective Time, but shall not be permitted to pay all remaining premiums due thereunder without Buyer’s prior written consent, not to be unreasonably withheld.  Buyer agrees to maintain Target’s Split Dollar Agreements, and the underlying insurance policies, for Kim S. Price, Gary F. Hoskins, Paul L. Teem, Jr., Mark A. Carswell, II, Daniel M. Boyd IV and Stephen J. Huffstetler and former employees Vance Burton Brinson, Jr. and Michael Robert Maguire that are set forth on Schedule 3.11(a) of the Target Disclosure Schedule until all of the individual’s beneficiaries have received their death benefit under the Split Dollar Agreements and Buyer agrees that it will not terminate, modify, amend or freeze any of the Split Dollar Agreements prior to such time, unless required by applicable law.

(e)        Buyer and Target may mutually agree to make retention bonus payments to such employees and officers of Target in such amounts and to such persons as they shall mutually agree for the purpose of encouraging such employees and officers to continue in the employ of Target until the Effective Time, or for a reasonable period of time following the Effective Time.

(f)         If a Covered Employee who is not party to an agreement with Buyer, Target or any of their Subsidiaries that provides for payments in connection with termination of employment or a change in control (each, a “Severance Agreement”) (i) is terminated by Buyer or any of its Subsidiaries due to a permanent or indefinite reduction in staff resulting in job elimination, reduction of a position as the result of an organizational or business restructuring or the integration of Target or any of its Subsidiaries with Buyer or any of its Subsidiaries, discontinuance of an operation, relocation of all or a part of Buyer’s or its Subsidiaries’ business, sale of an operation to another company, or sale or other change in ownership of all or a part of Buyer’s or its Subsidiaries’ business or (ii) voluntarily resigns after being notified that, as a condition of employment, such Covered Employee’s base salary will be materially decreased, in any case or both cases, during the period beginning at the Effective Time and ending six months following the Effective Time, such Covered Employee shall (after signing a customary release) be entitled to receive severance pay in the form of continued payment of his or her base salary or base weekly wage rate (as in effect at the time of termination) for a number of weeks equal to the product of (x) two and (y) the Covered Employee’s completed years of service with Target, Buyer or their Subsidiaries (as applicable); provided, however, that the Covered Employee shall be entitled to no less than four weeks and no more than 16 weeks of continued payment of his or her base salary or base weekly wage rate, as applicable.  For purposes of this Section 6.5, “year of service” shall mean each 12-consecutive-month period of employment, commencing from the most recent employment or hire date.

Target shall, and shall cause its Subsidiaries to, take whatever action is necessary to terminate any and all severance arrangements and to ensure that it and Buyer have no other liability for any other severance payments (other than those under Severance Agreements (each of which Target represents are disclosed on Section 3.11(e) of the Target Disclosure Schedule), as set forth in this Section 6.5(f) and agreements disclosed in Section 3.11(i) of the Target Disclosure Schedule); provided, that such termination or payment does not trigger tax liability under Section 409A of the Code. Target shall cooperate with Buyer to effectuate the foregoing, including Buyer’s compliance with the Worker Adjustment Retraining and Notification Act or any similar state or local law.

Nothing contained in this Section 6.5(f) shall be construed or interpreted to limit or modify in any way Buyer’s at-will employment policy.

(g)        Subject to the restrictions of Section 409A of the Code and applicable law, at Buyer’s request (which request shall be made no less than 15 days before the Effective Time), Target shall take any and all actions required (including the adoption of resolutions by its Board of Directors) to amend, freeze and/or terminate any or all Target Benefit Plans immediately before the Effective Time, and, if requested by Buyer, to implement any such actions; provided, that such termination or payment does not trigger tax liability under Section 409A of the Code. Following the Effective Time, Buyer agrees that it will not terminate any deferred compensation plans if the termination or payment under such deferred compensation plan will trigger tax liability under Section 409A of the Code.

(h)        Buyer agrees to comply with the contractual terms of all change in control agreements, severance agreements, deferred compensation agreements and split dollar agreements that Target has with its current and former employees and current and former directors and that are have been identified in Schedule 3.11(e) of the Target Disclosure Schedule, except to the extent any such agreements shall be superseded or terminated at the Effective Time or following the Effective Time with the written consent of the affected parties, as applicable.

6.6           Indemnification; Directors’ and Officers’ Insurance.

(a)         In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative (a “Claim”), including any such Claim in which any individual who is now, or has been at any time before the date of this Agreement, or who becomes before the Effective Time, a director, officer or employee of Target or any of its Subsidiaries or who is or was serving at the request of Target or any of its Subsidiaries as a director, officer or employee of another person (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Target or any of its Subsidiaries before the Effective Time or (ii) this Agreement or any of the transactions contemplated by this Agreement, whether asserted or arising before or after the Effective Time, the Parties shall cooperate and use their best efforts to defend against and respond thereto.  All rights to indemnification, including advancement of expenses, and exculpation from liabilities for acts or omissions occurring at or before the Effective Time now existing in favor of any Indemnified Party as provided in their respective certificate of incorporation or bylaws (or comparable organizational documents), and any existing indemnification agreements set forth on Section 6.6(a) of the Target Disclosure Schedule, shall survive the Merger and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring at or before the Effective Time or taken at the request of Buyer pursuant to Section 6.7, it being understood that nothing in this sentence shall require any amendment to the articles of incorporation or bylaws of the Surviving Corporation.

(b)         From and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless, and provide advancement of reasonable expenses to, each Indemnified Party against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any Claim based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Target or any Subsidiary of Target, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or before the Effective Time, whether asserted or claimed before, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) or taken at the request of Buyer pursuant to Section 6.7.

(c)         Buyer shall cause the individuals serving as officers and directors of Target or any of its Subsidiaries immediately before the Effective Time to be covered for a period of six years from the Effective Time by the directors’ and officers’ liability insurance policies maintained by Target or its Subsidiaries (provided, that Buyer may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous to such officers and directors than such policy) with respect to acts or omissions occurring before the Effective Time that were committed by such officers and directors in their capacity as such; provided, that in no event shall Buyer be required to expend annually in the aggregate an amount in excess of 200% of the annual premiums currently paid by Target or its Subsidiaries (which current amount is set forth on Section 6.6(c) of the Target Disclosure Schedule) for such insurance (the “Insurance Amount”), and provided, further, that if Buyer is unable to maintain such policy (or such substitute policy) as a result of the preceding proviso, Buyer shall obtain as much comparable insurance as is available for the Insurance Amount.

(d)         The provisions of this Section 6.6 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

6.7           Additional Agreements.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Buyer, on the one hand, and a Subsidiary of Target, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either Party to the Merger, the proper officers and directors of each Party and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Buyer.

6.8           Advice of Changes.  Each of Buyer and Target shall promptly advise the other of any change or event (a) having or reasonably likely to have a Material Adverse Effect on it or (b)  that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement; provided, further, that a failure to comply with this Section 6.8 shall not constitute a breach of this Agreement or the failure of any condition set forth in Article VII to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VII to be satisfied.

6.9           No Solicitation.

(a)         None of Target, its Subsidiaries or any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of Target or any of its Subsidiaries shall directly or indirectly (i) solicit, initiate, encourage, facilitate (including by way of furnishing information) or take any other action designed to facilitate any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including by way of a tender offer) or similar transaction involving Target or any of its Subsidiaries that, if consummated, would constitute an Alternative Transaction (any of the foregoing inquiries or proposals being referred to herein as an “Alternative Proposal”), (ii) participate in any discussions or negotiations regarding an Alternative Transaction, (iii) enter into any agreement regarding any Alternative Transaction or (iv) render a rights agreement inapplicable to an Alternative Proposal or the transactions contemplated thereby.  Target shall, and shall cause each of the Subsidiaries and representatives of Target and its Subsidiaries to, (A) immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Proposal, (B) at Buyer’s request, request the prompt return or destruction of all confidential information previously furnished in connection therewith and (C) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any Alternative Proposal to which it or any of its Subsidiaries is a party, and shall enforce the provisions of any such agreement.  Notwithstanding the foregoing, if at any time after the date hereof but before approval of this Agreement by Target’s shareholders, (1) Target receives an unsolicited written Alternative Proposal that the Target Board believes in good faith to be bona fide, (2) such Alternative Proposal was not the result of a violation of this Section 6.9, (3) the Target Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Alternative Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (4) the Target Board determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in clause (x) or (y) below would be reasonably likely to violate its fiduciary duties under applicable law, then Target may (and may authorize its Subsidiaries and representatives to) (x) furnish nonpublic information regarding Target and its Subsidiaries to the person making such Alternative Proposal (and its representatives) pursuant to a customary confidentiality agreement containing terms substantially similar to, and no less favorable to Target than, those contained in the Confidentiality Agreement (provided, that any nonpublic information provided to any person given such access shall have been previously provided to Buyer or shall be provided to Buyer before or concurrently with the time it is provided to such person), and (y) participate in discussions and negotiations with the person making such Alternative Proposal.

(b)         Except as provided otherwise below, neither the Target Board nor any committee thereof may (i)(A) withdraw (or modify or qualify in any manner adverse to Buyer) or refuse to recommend approval of this Agreement to Target’s shareholders or (B) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Alternative Proposal (each such action set forth in this Section 6.9(b)(i) being referred to as an “Adverse Recommendation Change”), or (ii) cause or permit Target or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or that is intended to or is reasonably likely to lead to, any Alternative Proposal (other than a confidentiality agreement permitted by Section 6.9(a)).  Notwithstanding the foregoing, at any time before obtaining approval of the Merger by Target’s shareholders, the Target Board may, if the Target Board determines in good faith (after consultation with outside counsel) that the failure to do so would be reasonably likely to violate its fiduciary duties under applicable law, taking into account all adjustments to the terms of this Agreement that may be offered by Buyer under this Section 6.9(b), make an Adverse Recommendation Change; provided, that Target may not make any Adverse Recommendation Change in response to an Alternative Proposal unless (x) Target shall not have breached this Section 6.9 in any respect and (y):

(i)         The Target Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Alternative Proposal is a Superior Proposal and such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement that may be offered by Buyer under this Section 6.9(b);

(ii)        Target has given Buyer at least four business days’ prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal); and

(iii)       Before effecting such Adverse Recommendation Change, Target has negotiated, and has caused its representatives to negotiate, in good faith with Buyer during such notice period to the extent Buyer wishes to negotiate, to enable Buyer to revise the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal.

In the event of any material change to the terms of such Superior Proposal, Target shall, in each case, be required to deliver to Buyer a new written notice, the notice period shall have recommenced and Target shall be required to comply with its obligations under this Section 6.9 with respect to such new written notice.

(c)         In addition to the obligations of Target under Sections 6.9(a) and (b), Target shall notify Buyer promptly (but in no event later than 24 hours) after receipt of any Alternative Proposal, or any material modification of or material amendment to any Alternative Proposal, or any request for nonpublic information relating to Target or any of its Subsidiaries or for access to the properties, books or records of Target or any Subsidiary by any person that informs the Target Board or any Subsidiary that it is considering making, or has made, an Alternative Proposal. Such notice to Buyer shall be made orally and in writing, and shall indicate the identity of the person making the Alternative Proposal or intending to make or considering making an Alternative Proposal or requesting nonpublic information or access to the books and records of Target or any Subsidiary, and the material terms of any such Alternative Proposal or modification or amendment to an Alternative Proposal.  Target shall keep Buyer fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Alternative Proposal, indication or request. Target shall also promptly, and in any event within 24 hours, notify Buyer, orally and in writing, if it enters into discussions or negotiations concerning any Alternative Proposal in accordance with Section 6.9(a).

(d)         As used in this Agreement:

(i)         “Alternative Transaction” means any of (A) a transaction pursuant to which any person (or group of persons) (other than Buyer or its affiliates), directly or indirectly, acquires or would acquire more than 15% of the outstanding shares of Target Common Stock or outstanding voting power or of any new series or new class of preferred stock that would be entitled to a class or series vote with respect to the Merger, whether from Target or pursuant to a tender offer or exchange offer or otherwise, (B) a merger, share exchange, consolidation or other business combination involving Target (other than the Merger), (C) any transaction pursuant to which any person (or group of persons) (other than Buyer or its affiliates) acquires or would acquire control of assets (including for this purpose the outstanding equity securities of Subsidiaries of Target and securities of the entity surviving any merger or business combination including any of Target’s Subsidiaries) of Target, or any of its Subsidiaries representing more than 15% of the fair market value of all the assets, deposits, net revenues or net income of Target and its Subsidiaries, taken as a whole, immediately before such transaction, or (D) any other consolidation, business combination, recapitalization or similar transaction involving Target or any of its Subsidiaries, other than the transactions contemplated by this Agreement, as a result of which the holders of shares of Target Common Stock immediately before such transactions do not, in the aggregate, own at least 85% of the outstanding shares of common stock and the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof in substantially the same proportion as such holders held the shares of Target Common Stock immediately before the consummation thereof.

(ii)        “Superior Proposal” means any unsolicited bona fide Alternative Proposal (with the percentages set forth in the definition of such term changed from 15% to 50%) that the Target Board determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal and the person (or group of persons) making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (A) if consummated, would be more favorable to the shareholders of Target from a financial point of view than the transactions contemplated by this Agreement (including taking into account any adjustment to the terms and conditions proposed by Buyer in response to such proposal under Section 6.9(b) or otherwise) and (B) if accepted, is reasonably likely to be completed on the terms proposed on a timely basis.

(e)         Target shall ensure that the officers, directors and all employees, agents and representatives (including any investment bankers, financial advisors, attorneys, accountants or other retained representatives) of Target or its Subsidiaries are aware of the restrictions described in this Section 6.9 as reasonably necessary to avoid violations thereof. It is understood that any violation of the restrictions set forth in this Section 6.9 by any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of Target or its Subsidiaries, at the direction or with the consent of Target or its Subsidiaries, shall be deemed to be a breach of this Section 6.9 by Target.

(f)         Nothing contained in this Section 6.9 shall prohibit Target or its Subsidiaries from taking and disclosing to its shareholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act.

6.10         Buyer’s Board.  Buyer shall appoint Kim S. Price and Ben R. Rudisill, II to the Buyer Board and the board of directors of Buyer’s subsidiary bank (and Mr. Price as a vice chairman of such boards) for a period until the next annual meeting of the shareholders of Buyer following the Effective Date, and, subject to the good faith consideration by the Nominating and Governance Committee of the Buyer Board of the selection criteria set forth in its charter, such persons shall be nominated to sit for election by the shareholders to a regular term on Buyer’s board of directors at such annual meeting of shareholders and, if so elected, cause such persons to be appointed to the board of directors of Buyer’s bank subsidiary.  As a director of Buyer and Buyer’s bank subsidiary, Mr. Rudisill shall receive the same compensation as is paid to the other members of the boards of directors of Buyer and its bank subsidiary, respectively (exclusive of any stock or option awards made to the other members of such boards, before the Effective Date).

6.11         [Reserved.]

6.12         Reasonable Best Efforts; Cooperation.  Each of Target and Buyer agrees to exercise good faith and use its reasonable best efforts to satisfy the various covenants and conditions to Closing in this Agreement, and take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable law to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement.

6.13         Section 16 Matters.  Before the Effective Time, the parties will each take such steps as may be reasonably necessary or appropriate to cause any disposition of shares of Target Common Stock or conversion of any derivative securities in respect of shares of Target Common Stock in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.  Target agrees to promptly furnish to Buyer all requisite information necessary for Buyer to take the actions contemplated by this Section 6.13.

6.14         Certain Buyer Commitments.

(a)         Buyer shall use all reasonable efforts to donate to a newly established donor advised fund within the Community Foundation of Gaston County (the “Fund”) the aggregate amount of $500,000 payable over a 10-year period from the date hereof but otherwise on timing in Buyer’s sole discretion; provided, however, that Buyer shall use reasonable efforts to pay such aggregate amount over a 5-year period.  For the duration of the period over which such amount is paid, Buyer shall empower Kim S. Price, Eugene R. Matthews, II and Richard K. Craig, unless any such individual becomes ineligible to so serve, to facilitate, administer and recommend gift requests (it being understood that the parties intend such amounts to be used for the benefit of markets in which Target operates on the date hereof), subject to Buyer’s right to veto any proposed gift.  A person shall be ineligible to serve if such person dies, become permanently disabled, resigns, is no longer associated with Buyer for cause or serves as an officer or director of or consultant to any financial institution with whom Buyer competes.

(b)         Buyer shall use commercially reasonable efforts to maintain an operations center in Gastonia, North Carolina after the Effective Time.

6.15         Buyer Change in Recommendation.  Except as provided otherwise below, neither the Buyer Board nor any committee thereof may withdraw (or modify or qualify in any manner adverse to Target) or refuse to recommend approval of this Agreement to Buyer’s shareholders.    Notwithstanding the foregoing, at any time before obtaining approval of the Merger by Buyer’s shareholders, the Buyer Board may, if the Buyer Board determines in good faith (after consultation with outside counsel) that the failure to do so would be reasonably likely to violate its fiduciary duties under applicable law, withdraw, modify or qualify or refuse to recommend approval of this Agreement to Buyer’s shareholders.

6.16         FDIC Agreement.  In connection with the consent to be obtained pursuant to Section 7.2(g), Target shall use its best efforts to obtain the written agreement of the FDIC to amend the Hiawassee Loss-Share Agreement such that (i) Buyer will not be prevented from selling 9% or more of its outstanding shares after the Effective Time and (ii) the transactions contemplated by this Agreement will not cause the loss of shared loss treatment for loans transferred under such agreement pursuant to Section 2.1(d) thereof.

ARTICLE VII
CONDITIONS PRECEDENT

7.1           Conditions to Each Party’s Obligation To Effect the Merger.  The respective obligations of the Parties to effect the Merger shall be subject to the satisfaction at or before the Effective Time of the following conditions:

(a)         Shareholder Approval.  The Buyer Requisite Shareholder Approval and the Target Requisite Shareholder Approval shall have been obtained.

(b)         The Nasdaq Global Market Listing.  The shares of Buyer Common Stock to be issued to the holders of Target Common Stock upon consummation of the Merger shall have been authorized for listing on The Nasdaq Global Market, subject to official notice of issuance.

(c)         Form S-4.  The Form S-4 shall have been declared effective under the Securities Act, no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(d)         No Injunctions or Restraints; Illegality.  No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger, the Bank Merger, or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, Injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger, the Bank Merger or any other transactions contemplated by this Agreement.

7.2           Conditions to Obligations of Buyer.  The obligation of Buyer to effect the Merger is also subject to the satisfaction, or waiver by Buyer, at or before the Effective Time, of the following conditions:

(a)         Representations and Warranties.  Subject to the standard set forth in Section 9.2, the representations and warranties of Target set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), and Buyer shall have received a certificate signed on behalf of Target by the Chief Executive Officer of Target to the foregoing effect.

(b)         Performance of Obligations of Target.  Target shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time; and Buyer shall have received a certificate signed on behalf of Target by the Chief Executive Officer of Target to such effect.

(c)         Federal Tax Opinion.  Buyer shall have received the opinion of its counsel, McGuireWoods LLP, in form and substance reasonably satisfactory to Buyer, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.  In rendering such opinion, the counsel may require and rely upon customary representations contained in certificates of officers of Target and Buyer.

(d)         Regulatory Approvals.  All regulatory approvals set forth in Section 4.4 required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the “Buyer Requisite Regulatory Approvals”), and no such regulatory approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

(e)         Target Benefit Plans.  Target shall have provided evidence reasonably satisfactory to Buyer that Target has taken all necessary and appropriate actions to amend, freeze and/or terminate any Target Benefit Plan or Plans as requested by Buyer pursuant to Section 6.5(c).

(f)         Resignations.  The directors of Target and its Subsidiaries immediately before the Effective Time shall have submitted their resignations to be effective as of the Effective Time.

(g)         Hiawassee Loss-Share Agreement.  Seller shall have obtained, in a form reasonably satisfactory to Buyer, the prior written consent of the FDIC, receiver for Bank of Hiawassee, Hiawassee, Georgia, for Buyer to assume the rights and obligations of Target Bank pursuant to the Hiawassee Loss-Share Agreement.

(h)         New Horizons Loss-Share Agreement.  Seller shall have obtained, in a form reasonably satisfactory to Buyer, the prior written consent of the FDIC, receiver for New Horizons Bank, East Ellijay, Georgia, to assume the rights and obligations of Target Bank pursuant to the New Horizons Loss-Share Agreement.

(i)         SBLF Preferred Stock. Buyer shall have received written evidence from the United States Department of the Treasury (the “Treasury”) reasonably satisfactory to Buyer that (i) the Merger will not be deemed to breach Annex C to the Securities Purchase Agreement, dated September 22, 2011, by and between the Treasury and Target, and (ii) the exchange of Target SBLF Preferred Stock for Buyer SBLF Preferred Stock with rights, preferences, privileges, voting powers, limitations and restrictions that are substantially identical to those of the Target SBLF Preferred Stock, as contemplated by this Agreement, would comply with the requirements of Section 7(d) of the Certificate of Designation for the Target SBLF Preferred Stock.

7.3           Conditions to Obligations of Target.  The obligation of Target to effect the Merger is also subject to the satisfaction or waiver by Target at or before the Effective Time of the following conditions:

(a)         Representations and Warranties.  Subject to the standard set forth in Section 9.2, the representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), and Target shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer or the Chief Financial Officer of Buyer to the foregoing effect.

(b)         Performance of Obligations of Buyer.  Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time, and Target shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer or the Chief Financial Officer of Buyer to such effect.

(c)         Federal Tax Opinion.  Target shall have received the opinion of its counsel, Luse Gorman Pomerenk & Schick, P.C., in form and substance reasonably satisfactory to Target, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and (ii) except to the extent of any cash consideration received in the Merger and except with respect to cash received in lieu of fractional share interests in Buyer Common Stock, no gain or loss will be recognized by any of the holders of Target Common Stock in the Merger.  In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of Target and Buyer.

(d)         Regulatory Approvals.  All regulatory approvals set forth in Section 3.4 required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the “Target Requisite Regulatory Approvals”).

(e)         Deposit of Merger Consideration.  At or before the Effective Time, Buyer shall have deposited, or shall cause to be deposited, with the Exchange Agent, (i) certificates or evidence of Buyer shares in book-entry form representing the number of shares of Buyer Common Stock sufficient to deliver, and Buyer shall have instructed the Exchange Agent to timely deliver, the aggregate Stock Consideration, and (ii) the Exchange Fund, and Buyer shall have instructed the Exchange Agent to timely pay the Cash Consideration, and such cash in lieu of fractional shares, in accordance with this Agreement.

ARTICLE VIII
TERMINATION AND AMENDMENT

8.1           Termination.  This Agreement may be terminated at any time before the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Target or Buyer:

(a)         Mutual Consent.  By mutual consent of Target and Buyer in a written instrument, if the board of directors of each of Target and Buyer so determines by a vote of the majority of the members of its entire board of directors;

(b)         No Regulatory Approval.  By either Target or Buyer, if any Governmental Entity that must grant a Buyer Requisite Regulatory Approval or a Target Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(c)         Delay.  By either Target or Buyer, if the Merger shall not have been consummated on or before March 31, 2013, unless the failure of the Closing to occur by such date shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth in this Agreement;

(d)         Material Breach of Representation, Warranty or Covenant.  By either Buyer or Target (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Target, in the case of a termination by Buyer, or Buyer, in the case of a termination by Target, which breach, either individually or in the aggregate, would result in, if occurring or continuing at the Effective Time, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within 45 days following written notice to the Party committing such breach or by its nature or timing cannot be cured within such time period; or

(e)         Failure to Recommend by Target.  By Buyer, if the Target Board shall have (i) failed to recommend in the Proxy Statement, without modification or qualification, the approval and adoption of this Agreement or (ii) in a manner adverse to Buyer, (A) withdrawn, modified or qualified, or proposed to withdraw, modify or qualify, the recommendation by the Target Board of this Agreement and/or the Merger to Target’s shareholders, (B) taken any public action or made any public statement in connection with the meeting of Target shareholders to be held pursuant to Section 6.3 inconsistent with such recommendation or (C) recommended any Alternative Proposal (or, in the case of clause (ii), resolved to take any such action), whether or not permitted by the terms hereof.

(f)         Failure to Recommend by Buyer.  By Target, if the Buyer Board shall have (i) failed to recommend in the Proxy Statement, without modification or qualification, the approval and adoption of this Agreement or (ii) in a manner adverse to Buyer, (A) withdrawn, modified or qualified, or proposed to withdraw, modify or qualify, the recommendation by the Buyer Board of this Agreement and/or the Merger to Buyer’s shareholders, or (B) taken any public action or made any public statement in connection with the meeting of Buyer’s shareholders to be held pursuant to Section 6.3 inconsistent with such recommendation, whether or not permitted by the terms hereof.

(g)         Failure of Shareholder Approval.  By either Party, if there is a vote of the shareholders of Buyer or Target, as the case may be, and either the Buyer Requisite Shareholder Approval or the Target Requisite Shareholder Approval has not been obtained, unless the provisions of either Section 8.1(e) or Section 8.1(f) shall apply.

(h)         Acceptance of Superior Proposal.  By Target, if Target has received a Superior Proposal and Target’s Board of Directors has made a determination to accept such Superior Proposal.

The Party desiring to terminate this Agreement pursuant to any clause of this Section 8.1 (other than clause (a)) shall give written notice of such termination to the other Party in accordance with Section 9.4, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2           Effect of Termination.  If either Target or Buyer terminates this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Target, Buyer, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 6.2(b), 8.2, 8.3, 9.4, 9.7, 9.8 and 9.9 shall survive any termination of this Agreement and (ii) neither Target nor Buyer shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

8.3           Fees and Expenses.

(a)         Except as set forth in Sections 8.3(b) and 8.3(c), and except with respect to costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger, which shall be borne equally by Target and Buyer, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated.

(b)         Target shall pay to Buyer a termination fee in the amount of $3,000,000 (the “Termination Fee”) and the Expense Reimbursement in immediately available federal funds if:

(i)         (A) this Agreement is terminated by Buyer pursuant to Section 8.1(d); and (B)(1) before such termination, an Alternative Transaction with respect to Target was commenced, publicly proposed or publicly disclosed (or an Alternative Proposal was received); and (2) within 12 months after such termination, (x) Target shall have entered into a definitive written agreement relating to an Alternative Transaction or (y) any Alternative Transaction shall have been consummated; or

(ii)        Target has terminated this Agreement pursuant to Section 8.1(h) or Buyer has terminated this Agreement pursuant to Section 8.1(e);

(iii)       after receiving an Alternative Proposal, (A) the Target Board does not take action to convene the Target Shareholder Meeting and (B) within 12 months after such receipt of such Alternative Proposal, (1) Target shall have entered into a definitive written agreement relating to an Alternative Transaction or (2) any Alternative Transaction shall have been consummated.

(iv)       The Termination Fee and the Expense Reimbursement must be paid no later than two business days following the event that triggers such payment described in Section 8.3(b)(i), (ii) or (iii).  Upon payment of the Termination Fee and the Expense Reimbursement, Target, its Subsidiaries and Target’s and its Subsidiaries’ respective officers, directors and employees shall have no further liability to Buyer at law or in equity with respect to such termination, or with respect to Target Board’s failure to take action to convene the Target Shareholder Meeting and/or recommend that Target shareholders adopt this Agreement.  For purposes of this Section 8.3(b), “Expense Reimbursement” means an amount in cash equal to Buyer’s out-of-pocket legal, due diligence and consulting expenses incurred in connection with the transactions contemplated by this Agreement, but in no event shall the Expense Reimbursement exceed $500,000.

(c)         Buyer shall pay to Target the Termination Fee and the Target Expense Reimbursement in immediately available federal funds if this Agreement shall have been terminated pursuant to Section 8.1(f).  The Termination Fee and the Target Expense Reimbursement must be paid no later than two business days following the event that triggers such payment.  Upon payment of the Termination Fee and the Target Expense Reimbursement, Buyer, its Subsidiaries and Buyer’s and its Subsidiaries’ respective officers, directors and employees shall have no further liability to Target at law or in equity with respect to such termination, or with respect to the Buyer Board’s failure to recommend that Buyer’s shareholders adopt this Agreement.  For purposes of this Section 8.3(c), “Target Expense Reimbursement” means an amount in cash equal to Target’s out-of-pocket legal, due diligence and consulting expenses incurred in connection with the transactions contemplated by this Agreement, but in no event shall the Target Expense Reimbursement exceed $500,000.

(d)         Target and Buyer acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Buyer and Target would not enter into this Agreement.  Accordingly, if Target or Buyer fails to pay timely any amount due pursuant to this Section 8.3 and, in order to obtain such payment, Buyer or Target commences a suit against the other Party that results in a judgment against the other Party for the amount payable to Buyer or Target pursuant to this Section 8.3, the other Party shall pay the Buyer’s or Target’s out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the Termination Fee and the Expense Reimbursement and such costs and expenses at the prime rate (as published in The Wall Street Journal on the date of termination) plus 2%.

8.4           Amendment.  This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Target; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of Buyer and Target, there may not be, without further approval of such shareholders, any amendment of this Agreement (other than as contemplated by this Agreement) that (a) alters or changes the amount or the form of the Merger Consideration to be delivered under this Agreement to the holders of Target Common Stock, if such alteration or change would adversely affect the holders of any security of Target, (b) alters or changes any term of the articles of incorporation of the Surviving Corporation, if such alteration or change would adversely affect the holders of any security of Target, (c) alters or changes any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any securities of Target, or (d) by applicable law otherwise requiring the further approval of such shareholders.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

8.5           Extension; Waiver.  At any time before the Effective Time, the Parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement.  Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX
GENERAL PROVISIONS

9.1           Closing.  On the terms and subject to conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. on a date and at a place to be specified by the Parties, which date shall be no later than five business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the Parties (the “Closing Date”).  If the conditions set forth in Article VII are satisfied or waived during the two weeks immediately before the end of a fiscal quarter of Buyer, then Buyer may postpone the Closing until the first full week after the end of that fiscal quarter.

9.2           Standard.  No representation or warranty of Target contained in Article III or of Buyer contained in Article IV shall be deemed untrue or incorrect for any purpose under this Agreement, and no Party shall be deemed to have breached a representation or warranty for any purpose under this Agreement, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in Article III, in the case of Target, or Article IV, in the case of Buyer, has had or would be reasonably likely to have a Material Adverse Effect with respect to Target or Buyer, respectively (disregarding for purposes of this Section 9.2 any materiality or Material Adverse Effect qualification contained in any representations or warranties).  Notwithstanding the immediately preceding sentence, the representations and warranties contained in (x) Section 3.2(a) shall be deemed untrue and incorrect if not true and correct except to a de minimus extent (relative to Section 3.2(a) taken as a whole), (y) Sections 3.2(b), 3.3(a), 3.3(b)(i) and 3.7, in the case of Target, and Sections 4.2, 4.3(a), 4.3(b)(i) and 4.7, in the case of Buyer, shall be deemed untrue and incorrect if not true and correct in all material respects and (z) Section 3.8(a), in the case of Target, and Section 4.8(a), in the case of Buyer, shall be deemed untrue and incorrect if not true and correct in all respects.

9.3           Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Sections 6.5(e) and 6.6 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

9.4           Notices.  All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)           if to Target, to:

Citizens South Banking Corporation
519 South New Hope Road
Gastonia, North Carolina  28054
Attention: Kim S. Price, President and Chief Executive Officer
Facsimile: (704)-852-5440

with a copy to:

Luse Gorman Pomerenk & Schick, PC
5335 Wisconsin Avenue, NW
Suite 780
Washington, DC 20015
Attention:  John J. Gorman
Facsimile:  (202) 362-2902

and

(b)           if to Buyer, to:

Park Sterling Corporation
1043 E. Morehead Street
Suite 201
Charlotte, NC  28204
Attention: James C. Cherry, Chief Executive Officer
Facsimile: (704) 716-2138

with a copy to:

McGuireWoods LLP
201 N. Tryon Street, Suite 3000
Charlotte, NC  28202
Attention: Chris Scheurer, Esq.
Facsimile: (704) 343-2300

9.5           Interpretation.  When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law.  For purposes of this Agreement, (a) “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity (including its permitted successors and assigns) and (b) “knowledge” of any person that is not an individual means the actual knowledge (without investigation) of such person’s directors and senior executive officers.

9.6           Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that each Party need not sign the same counterpart. A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.

9.7           Entire Agreement.  This Agreement (including the Disclosure Schedules and Exhibits hereto and the other documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement and the Buyer Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement and the Buyer Confidentiality Agreement.

9.8           Governing Law; Jurisdiction.  This Agreement shall be governed and construed in accordance with the internal laws of the State of North Carolina applicable to contracts made and wholly performed within such state, without regard to any applicable conflicts-of-law principles.  The Parties agree that any suit, action or proceeding brought by either Party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in Charlotte, North Carolina.  Each of the Parties submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding.  Each Party irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

9.9           Publicity.  Neither Target nor Buyer shall, and neither Target nor Buyer shall permit any of its Subsidiaries or agents to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the prior consent (which consent shall not be unreasonably withheld) of Buyer, in the case of a proposed announcement by Target, or Target, in the case of a proposed announcement by Buyer; provided, however, that either Party may, without the prior consent of the other Party (but after prior consultation with the other Party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of The Nasdaq Global Market.

9.10         Assignment; Third-Party Beneficiaries.

(a)         Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the Parties and their respective successors and assigns.  Except as otherwise specifically provided in Sections 6.5(d), 6.5(g), 6.5(h) and 6.6, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the Parties any rights or remedies under this Agreement.

(b)         No provision in this Agreement modifies or amends or creates any employee benefit plan, program or document (“Benefit Plan”) unless this Agreement explicitly states that the provision “amends” or “creates” that Benefit Plan, and no third party shall be entitled to enforce any provision of this Agreement on the grounds that it is an amendment to, or a creation of, a Benefit Plan, unless that provision explicitly states that such enforcement rights are being conferred.  This provision shall not prevent the Parties to this Agreement from enforcing any provision of this Agreement.  If a person not entitled to enforce this Agreement brings a lawsuit or other action to enforce any provision in this Agreement as an amendment to, or creation of a Benefit Plan, and that provision is construed to be such an amendment or creation despite not being explicitly designated as one in this Agreement, that provision shall lapse retroactively, thereby precluding it from having any effect.

9.11         Enforcement.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such Party is entitled at law or in equity. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

[Signature Page Follows]

IN WITNESS WHEREOF, Target and Buyer have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

CITIZENS SOUTH BANKING CORPORATION

By:	/s/ Kim S. Price
Name: Kim S. Price
Title: President and Chief Executive Officer

PARK STERLING CORPORATION

By:	/s/ James C. Cherry
Name: James C. Cherry
Title: Chief Executive Officer

Signature Page to Merger Agreement

List of Schedules

Target Disclosure Schedule
Section 3.2(a)	Capitalization
Section 3.2(b)	Subsidiaries
Section 3.2(c)	Ownership Interests
Section 3.2(d)	Target Stock Plan and Warrants
Section 3.5(a)	Regulatory Matters
Section 3.7	Broker’s Fees
Section 3.8(c)	Absence of Certain Changes or Events
Section 3.9(a)	Legal Proceedings
Section 3.11(a)	Employee Matters
Section 3.11(c)	Target Benefit Plans
Section 3.11(c)(iv)	Employee Pension Benefit Plans
Section 3.11(c)(x)	Benefits/Rights/No Conflict
Section 3.11(c)(xiii)	Gross-up Payments
Section 3.11(e)	Payments
Section 3.11(h)(vi)	Employees
Section 3.11(i)	Noncompetition etc.
Section 3.11(j)	Actuarial Value; Health and Welfare Benefits
Section 3.11(p)	Waiver and Settlement Agreement, Consulting Agreement and Noncompetition Agreement with Kim S. Price
Section 3.11(q)	Employment Agreements with Daniel M. Boyd IV, Ira McDonald Flowe, Jr., Stephen Huffstetler and Anthony Newton Stancil
Section 3.11(r)	Amendments to Salary Continuation Agreements with Daniel M. Boyd, IV and Stephen Huffstetler
Section 3.12(s)(ii)	ESOP
Section 3.12(b)	Officer and Director Loans
Section 3.13(a)	Certain Contracts
Section 3.16	Loan Portfolio
Section 3.20	Leases
Section 6.6(a)	Indemnification Agreements
Section 6.6(c)	Directors’ and Officers’ Liability Insurance

Buyer Disclosure Schedule
Section 4.2(b)	Subsidiaries
Section 4.5	Reports; Regulatory Matters
Section 4.7	Broker’s Fees

Exhibit A

Form of Support Agreement

May __, 2012

Park Sterling Corporation
1043 E. Morehead Street
Suite 201
Charlotte, NC 28204

Ladies and Gentlemen:

The undersigned is a director of Citizens South Banking Corporation, a Delaware corporation (“Target”), and the beneficial holder of shares of common stock of Target (the “Target Common Stock”).

Park Sterling Corporation, a North Carolina corporation (“Buyer”), and Target are considering the execution of an Agreement and Plan of Merger (the “Agreement”) contemplating the acquisition of Target through the merger of Target with and into Buyer (the “Merger”).  The consummation of the Merger pursuant to the Agreement by Buyer is subject to the execution and delivery of this letter agreement.

In consideration of the substantial expenses that Buyer will incur in connection with the transactions contemplated by the Agreement, the substantial opportunity costs that Buyer will incur in pursuing the Merger rather than other business opportunities, such as other strategic partnerships, and to induce Buyer to consummate the transactions contemplated by the Agreement and to proceed to incur such expenses and forego such business opportunities, the undersigned agrees and undertakes, in his or her capacity as a shareholder of Target, and not in his or her capacity as a director or officer of Target, as follows:

1.          While this letter agreement is in effect, the undersigned shall not, directly or indirectly, except with the prior approval of Buyer, (a) sell or otherwise dispose of or encumber (other than in connection with an ordinary course bank loan) before the record date of the meeting of Target’s shareholders to approve the Merger (the “Target Shareholders Meeting”) any or all of his or her shares of Target Common Stock or (b) deposit any shares of Target Common Stock into a voting trust or enter into a voting agreement or arrangement with respect to any shares of Target Common Stock or grant any proxy with respect thereto, other than for the purpose of voting to approve the Agreement and the Merger and matters related thereto.

            2.           While this letter agreement is in effect, the undersigned shall vote all of the shares of Target Common Stock for which the undersigned has sole voting authority and shall use his or her best efforts to cause to be voted all of the shares of Target Common Stock for which the undersigned has shared voting authority, in either case whether such shares are beneficially owned by the undersigned on the date of this letter agreement or are subsequently acquired: (a) for the approval of the Agreement and the Merger at the Target Shareholders Meeting; and (b) against any Alternative Transaction (as defined in the Agreement) other than the Merger.

            3.           The undersigned hereby waives any rights of appraisal, or rights to dissent from the Merger, that the undersigned may have.

4.           The undersigned acknowledges and agrees that any remedy at law for breach of the foregoing provisions shall be inadequate and that, in addition to any other relief that may be available, Buyer shall be entitled to temporary and permanent injunctive relief without having to prove actual damages.

5.           The foregoing restrictions shall not apply to shares with respect to which the undersigned may have voting power as a fiduciary for others.  In addition, this letter agreement shall only apply to actions taken by the undersigned in his or her capacity as a shareholder of Target and, if applicable, shall not in any way limit or affect actions the undersigned may take in his or her capacity as a director or officer of Target.

6.           This letter agreement, and all rights and obligations of the parties hereunder, shall terminate upon the first to occur of (a) the Effective Time (as defined in the Agreement) of the Merger or (b) the date upon which the Merger Agreement is terminated in accordance with its terms.

            7.           As of the date hereof, the undersigned has voting power (sole or shared) with respect to the number of shares of Target Common Stock set forth below.

IN WITNESS WHEREOF, the undersigned has executed this agreement as of the date first above written.

Very truly yours,

Print Name

Number of shares owned with sole voting authority:

Number of shares owned with shared voting authority:

Accepted and agreed to
as of the date first above written:

PARK STERLING CORPORATION

By: James C. Cherry
Its: Chief Executive Officer